UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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REGAL BELOIT CORPORATION

(Name of Registrant as Specified In Its Charter)

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REGAL BELOIT CORPORATION
200 State Street
Beloit, Wisconsin 53511

Notice of 2011 Annual Meeting of Shareholders
To Be Held May 2, 2011

To the Shareholders of Regal Beloit Corporation:

You are hereby notified that the 2011 Annual Meeting of shareholders of Regal Beloit Corporation will be held at the James L. Packard Learning Center located at the Company’s corporate headquarters, 200 State Street, Beloit, Wisconsin 53511, on Monday, May 2, 2011, at 9:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect three Class C Directors for terms expiring at the 2014 Annual Meeting of Shareholders and one Class A Director for a term expiring at the 2012 Annual Meeting of Shareholders.

2.	To hold a shareholder advisory vote on the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement.

3.	To hold a shareholder advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers.

4.	To seek shareholder approval of the Company’s Shareholder Value Added (SVA) Executive Officers Incentive Compensation Plan.

5.	To ratify the selection of Deloitte & Touche LLP as the independent auditors for the Company for the year ending December 31, 2011.

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 10, 2011 as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting.

We hope that you will be able to attend the meeting in person, but if you are unable to do so, please complete, sign and promptly mail back the enclosed proxy form, using the return envelope provided.  You also have the option to vote your shares by the Internet or telephone by following the instructions printed on the enclosed proxy card.  If, for any reason, you should subsequently change your plans, you may, of course, revoke your proxy at any time before it is actually voted.

By Order of the Board of Directors
REGAL BELOIT CORPORATION

Peter C. Underwood
Vice President, General Counsel and Secretary

Beloit, Wisconsin
March 30, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 2, 2011.  The Regal Beloit Corporation proxy statement for the 2011 Annual Meeting of Shareholders and 2010 Annual Report to Shareholders are available at www.proxydocs.com/rbc.

PROXY STATEMENT

This proxy statement and accompanying proxy card are being mailed to holders of Regal Beloit Corporation (“we” or the “Company”) common stock beginning on or about March 30, 2011.  The Company, on behalf of its Board of Directors (the “Board”), is soliciting your proxy to vote your shares of the Company’s common stock at the 2011 annual meeting of shareholders, and all adjournments or postponements thereof (the “Annual Meeting”).  We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the Annual Meeting.  In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What am I being asked to vote on?

A:	•	The election of directors;

•	An advisory vote on the compensation of our named executive officers as disclosed in this proxy statement;

•	An advisory vote on the frequency of the advisory vote on the compensation of our named executive officers;

•	Approval of our Shareholder Value Added (SVA) Executive Officers Incentive Compensation Plan (the “SVA Plan”); and

•	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2011.

Q:	Who can vote?

A:
Holders of our common stock as of the close of business on the record date, March 10, 2011, may vote at the Annual Meeting, either in person or by proxy.  Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:	By Proxy—Before the Annual Meeting, you can give a proxy to vote your shares of common stock in one of the following ways:

•	by telephone;

•	by using the Internet; or

•	by completing and signing your proxy card and mailing it in time to be received prior to the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are printed on the enclosed proxy card.

If you mail to us your properly completed and signed proxy card, or vote by telephone or the Internet, then your shares of common stock will be voted according to the choices that you specify. If you sign and mail your proxy card to us without making any choices, your proxy will be voted:

•	FOR the election of all persons nominated by the Board for election as directors;

•	FOR the approval of the compensation of our named executive officers;

•	To hold a shareholder advisory vote on the frequency of the advisory vote on the compensation of our named executive officers once every three years;

•	FOR approval of the SVA Plan; and

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2011.

Other than the election of directors, approval of the compensation of our named executive officers, recommending the frequency with which advisory votes on the compensation of our named executive officers are held, approval of the SVA Plan and the ratification of the selection of our independent auditors, we are not currently aware of any other matters that will be brought before the Annual Meeting.  However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting.  If a matter comes up for a vote at the Annual Meeting that is not included in the proxy materials, then the proxy holders will vote your shares in accordance with their best judgment.

In Person—You may come to the Annual Meeting and cast your vote there.  If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, then your broker, bank or other nominee will provide you with instructions for voting your shares.

Q:           May I change or revoke my vote?

A:	You may change your vote or revoke your proxy at any time prior to your shares being voted by:

•	notifying our Secretary in writing that you are revoking your proxy;

•	giving another signed proxy that is dated after the date of the proxy that you wish to revoke;

•	using the telephone or Internet voting procedures; or

•	attending the Annual Meeting and voting in person (attendance at the Annual Meeting alone will not revoke your proxy).

Q:           Will my shares be voted if I do not provide my proxy?

A:
It depends on whether you hold your shares in your own name or in the name of a brokerage firm.  If you hold your shares directly in your name, then they will not be voted unless you provide a proxy or vote in person at the Annual Meeting.  Brokerage firms or other nominees generally have the authority to vote customers’ unvoted shares on certain “routine” matters.  If your shares are held in the name of a brokerage firm, the brokerage firm has the discretionary authority to vote your shares in connection with the ratification of our independent auditors if you do not timely provide your proxy because this matter is considered “routine” under the New York Stock Exchange (“NYSE”) listing standards.

However, if you have not provided directions to your broker, your broker will not be able to vote your shares with respect to the election of directors, approval of the compensation of our named executive officers, the frequency of the advisory vote on the compensation of our named executive officers or approval of the SVA Plan.  We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

Q:	What constitutes a quorum?

A:
As of the record date, March 10, 2011, 38,633,463 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting.  To conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or the Internet, then you will be considered present at the Annual Meeting for purposes of determining the presence of a quorum.  Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining the presence of a quorum.  A broker “non-vote” occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under NYSE rules, does not have discretionary authority to vote on a proposal.

Q:	What vote is needed for these proposals to be adopted?

A:
Proposal 1—The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting is required to elect each director (assuming a quorum is present).  Withhold votes, abstentions and broker “non-votes” will have the effect of votes against.

Proposal 2— The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting is required to approve the compensation of our named executive officers (assuming a quorum is present).  Because this vote is advisory, the results of the vote are not binding on our Board of Directors or our Compensation and Human Resources Committee.  However, if there is a significant vote against the compensation of our named executive officers, our Board of Directors and our Compensation and Human Resources Committee will carefully evaluate whether any actions are necessary to address those concerns.  Abstentions and broker non-votes will have the effect of votes against this proposal.

     Proposal 3— The frequency of the advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast in favor of such frequency, whether every year, every two years or  every three years, will be the frequency of the advisory vote on executive compensation that shareholders are deemed to have approved.  Because this vote is also advisory, the results of the vote are not binding on our Board of Directors or our Compensation and Human Resources Committee.  Our Board of Directors and our Compensation and Human Resources Committee intend to consider the results of this advisory vote in making a determination concerning the frequency of advisory shareholder votes on the compensation of our named executive officers.  Abstentions and broker non-votes will have no effect on this proposal.

Proposal 4— The affirmative vote of the holders of a majority of the shares of our common stock represented and voted at the Annual Meeting (assuming a quorum is present) is required to approve the SVA Plan.  Abstentions and broker non-votes will have the effect of votes against this proposal.

Proposal 5—The affirmative vote of the holders of a majority of the shares of our common stock represented and voted at the Annual Meeting (assuming a quorum is present) is required to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2011.  Abstentions will have the effect of votes against this proposal.

Q:           Who conducts the proxy solicitation and how much will it cost?

A:
We are requesting your proxy for the Annual Meeting and will pay all costs of soliciting shareholder proxies.  In addition to soliciting proxies by mail, we may request proxies personally and by telephone, fax or other means.  We can use our directors, officers and regular employees to request proxies.  These people do not receive additional compensation for these services.  We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket and clerical expenses for forwarding solicitation materials to beneficial owners of our common stock.

Q:           Are the Company’s proxy materials available on the Internet?

A:	Yes. The Company’s proxy statement for the 2011 Annual Meeting of Shareholders and 2010 Annual Report to Shareholders are available at www.proxydocs.com/rbc.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is currently comprised of ten directors, divided into three classes of four, three and three members, respectively, with the terms of one class of directors expiring each year.  The Board has nominated Thomas J. Fischer, Carol N. Skornicka and Rakesh Sachdev, each of whom is currently serving as a director, for election at the Annual Meeting as Class C directors to serve until the 2014 annual meeting of shareholders and until their successors are duly elected and qualified.  In addition, the Board has nominated Stephen M. Burt, who is currently serving as a director, for election at the Annual Meeting as a Class A director to serve until the 2012 annual meeting of shareholders and until his successor is duly elected and qualified.  Mr. Burt was appointed to the Board in July 2010 in connection with an increase in the size of the Board from nine to ten directors, and our Corporate Governance Guidelines require that any individual who is appointed by the Board to serve as a director must stand for re-election by our shareholders at the next annual meeting following that director’s appointment.

All of our other directors are expected to serve on the Board until their respective terms expire as indicated below, except that Mr. Kasten will retire from the Board effective at the Annual Meeting, at which time the size of our Board will be reduced to nine directors.  Mr. Kasten is retiring because he has reached the mandatory retirement age of 72 as specified in our Corporate Governance Guidelines.

Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the persons named as nominees herein.  The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected.  However, in the event that any nominee should be unable or unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

The following sets forth certain information, as of March 10, 2011, about each of the Board nominees for election at the Annual Meeting and each director whose term will continue after the Annual Meeting.  Except as otherwise noted, each nominee has engaged in the principal occupation or employment and has held the offices shown for more than the past five years.

Nominees for Election at the Annual Meeting

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships
Class C Directors—Terms Expiring at the 2011 Annual Meeting of Shareholders
Thomas J. Fischer	63	2004
Corporate financial, accounting and governance consultant since 2002; retired Deputy Managing Partner for the Great Plains Region and Milwaukee office managing partner, Arthur Andersen LLP; director, Badger Meter Inc., Actuant Corporation and Wisconsin Energy Corporation.  Mr. Fischer has experience in financial matters as a certified public accountant, as a consultant in corporate financial, accounting and corporate governance matters and as a former senior partner of an international independent public accounting firm.  The skills Mr. Fischer acquired through these positions in the areas of financial matters, accounting and auditing matters including financial reporting, corporate transactions and enterprise risk management, as well as his background as a director and audit committee member of several publicly-traded companies, led to the conclusion that he should serve as a director of the Company.

Carol N. Skornicka	69	2006
Retired Sr. Vice President-Corporate Affairs, Secretary and General Counsel of Midwest Air Group (a holding company for a commercial airline company); employed by Midwest from 1996 to her retirement in February 2008.  In addition to her private sector experience, Ms. Skornicka served as Secretary of the State of Wisconsin Department of Industry, Labor and Human Relations from 1991 to 1996.  Ms. Skornicka’s experience in leadership roles in the public and private sectors, her career as an executive of a publicly-traded company, and her resulting skills in the areas of government relations, legal matters, corporate communications and enterprise risk management led to the conclusion that she should serve as a director of the Company.

Rakesh Sachdev	54	2007
President and Chief Executive Officer of Sigma-Aldrich Corporation (a life science and technology company that develops and sells biochemical and organic chemical products and kits) since November 2010; prior thereto served as Vice President and Chief Financial Officer of Sigma-Aldrich Corporation since October 2008; prior thereto worked in various positions with ArvinMeritor, Inc. since 1999, including Senior Vice President and President of Asia Pacific from 2007 to October 2008, Senior Vice President-Strategy and Corporate Development from 2005 to 2007 and Vice President and Corporate Controller/Interim CFO from 2003 to 2005.  Mr. Sachdev has held varied executive positions at publicly-traded manufacturing companies over his career, giving him experience in the areas of corporate transactions, operations and manufacturing, international business, corporate communications and enterprise risk management.  Mr. Sachdev also has significant financial expertise as a chief financial officer and an educational background in mechanical engineering.  These skills led to the conclusion that Mr. Sachdev should serve as a director of the Company.

Class A Director—Term Expiring at the 2012 Annual Meeting of Shareholders
Stephen M. Burt	46	2010
Managing Director of Duff & Phelps (a provider of independent financial advisory and investment banking services) and President of Duff & Phelps Securities, LLC (a provider of merger and acquisition advisory services) since 1994.  Mr. Burt’s experience in global mergers and acquisitions, business development and capital raising, as well as his background in corporate banking and advisory services, experience with manufacturing industries and education in finance, led to the conclusion that he should serve as a director of the Company.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” ALL NOMINEES.

Directors Continuing in Office:

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships
Class A Directors—Terms Expiring at the 2012 Annual Meeting of Shareholders
Henry W. Knueppel	62	1987
Chairman of the Board and Chief Executive Officer of the Company since April 2006; elected Chief Executive Officer April 2005; President and Chief Operating Officer from 2002-2005; Executive Vice President from 1987-2002; employed by the Company since 1979; director, Harsco Corporation.  Mr. Knueppel’s experience as an executive of the Company and his resulting skills in the areas of corporate transactions, operations and manufacturing, international business, brand marketing, corporate communications and enterprise risk management, along with his familiarity with our business and industry and his role as our Chief Executive Officer, led to the conclusion that he should serve as a director of the Company and Chairman of the Board.

Dean A. Foate	52	2005
President and Chief Executive Officer of Plexus Corporation (an electronics manufacturing services company) since 2002; served as Chief Operating Officer of Plexus Corporation from 2001-2002; director of Plexus Corporation.  Mr. Foate’s experience in business development and corporate transactions, operations and manufacturing, international business, brand marketing and enterprise risk management gained as an executive and a director of a publicly-traded company, as well as his background in electrical engineering, led to the conclusion that he should serve as a director of the Company.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships
Class B Directors—Terms Expiring at the 2013 Annual Meeting of Shareholders
Christopher L. Doerr	61	2003
Executive Chairman and Chief Executive Officer of Karl’s Rental, Inc. (global manufacturer and supplier of portable event structures and related equipment) since 2009; Co-CEO of Sterling Aviation Holdings, Inc. (aircraft management and charter company) since 2004 and Co-CEO of Passage Partners, LLC (a private investment company) since 2001; former President and Co-CEO, Leeson Electric Corporation from 1986-2001.  Mr. Doerr is currently a director of Roadrunner Transportation Systems, Inc., and has served a director of several privately-held and publicly-traded companies and as a chief executive officer of a number of privately-held companies.  Mr. Doerr’s leadership experience and operations and manufacturing, international business and brand marketing expertise garnered from these positions, as well as his familiarity with our industry from his time as co-chief executive officer of Leeson Electric Corporation, which manufactures electric motors, gear boxes and drives, led to the conclusion that he should serve as a director of the Company.

Mark J. Gliebe	50	2007
President and Chief Operating Officer of the Company since December 2006; Vice President and President-Electric Motors Group of the Company from January 2005 to December 2005; prior thereto employed by General Electric Company (a diversified industrial and commercial manufacturing corporation) as the General Manager of GE Motors & Controls in the GE Consumer & Industrial business unit from 2000-2004.  Mr. Gliebe’s skills in corporate transactions, operations and manufacturing, international business, brand marketing and enterprise risk management, and his familiarity with the industry in which we compete, acquired through his prior background as a manager and executive at a publicly-traded company and as an executive of the Company, led to the conclusion that he should serve as a director of the Company.

Curtis W. Stoelting	50	2006
Chief Executive Officer of RC2 Corporation (a designer, producer and marketer of high-quality toys, collectibles and infant and toddler products) since 2003; prior thereto as Chief Operating Officer from 2000-2003 and Executive Vice President from 1998-2003 of RC2 Corporation.  Mr. Stoelting’s skills in business development and corporate transactions, operations and manufacturing, international business, brand marketing and enterprise risk management gained as a chief executive officer and director of a privately-held company, as well as his financial expertise as a certified public accountant, led to the conclusion that he should serve as a director of the Company.

Directors Not Continuing in Office:

G. Frederick Kasten, Jr.	72	1995
Retired Chairman and director, Robert W. Baird & Co., Inc.; served as President of Robert W. Baird & Co., Inc. from 1979-1999; as Chief Executive Officer from 1983-2000; and as Chairman and director from 2000-2005.  Mr. Kasten’s career as president, chief executive officer and chairman of a large financial firm and as a director of numerous other financial and regulatory entities, and his resulting expertise in corporate transactions, financial markets and corporate communications, led to the conclusion that he should serve as a director of the Company.

BOARD OF DIRECTORS

Corporate Governance and Independent Directors

The Board has in effect Corporate Governance Guidelines that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board.  The Corporate Governance Guidelines are available, free of charge, on our website at www.regalbeloit.com.  We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

The Corporate Governance Guidelines provide that a majority of the members of the Board must be independent directors under the listing standards of the NYSE.  The Board has also adopted certain categorical standards of director independence to assist it in making determinations of director independence and which are contained in the Corporate Governance Guidelines.  The categorical standards of director independence adopted by the Board are available on our website at www.regalbeloit.com.

Based on these standards, the Board has affirmatively determined by resolution that Messrs. Burt, Doerr, Fischer, Foate, Kasten, Sachdev and Stoelting and Ms. Skornicka have no material relationship with the Company, and, therefore, each is independent in accordance with the NYSE listing standards and with the categorical standards of director independence adopted by the Board.  The Board will regularly review the continuing independence of the directors.

Code of Business Conduct and Ethics

The Board has adopted the Regal Beloit Corporation Code of Business Conduct and Ethics, which applies to our directors, officers and employees. The Code is available, free of charge, on our website at www.regalbeloit.com.

Leadership Structure; Board’s Role in Oversight of Risk

Our Board does not have a policy on whether or not the roles of CEO and Chairman should be separate.  Our Board reserves the right to vest the responsibilities of the CEO and Chairman in different individuals or in the same individual if in the Board’s judgment a combined CEO and Chairman position is in the best interest of our company.  In the circumstance where the responsibilities of the CEO and Chairman are vested in the same individual, or where the Chairman is not considered independent, the Board will designate a Presiding Director from among the independent directors to preside at the meetings of the non-employee director executive sessions.

In 2010, the positions of Chairman and CEO were combined.  Our Board determined that this combined role most appropriately suited our company at that time because we believe Mr. Knueppel is the person best qualified to serve as Chairman given his past leadership of our Board, his long history with our company and his skills and experience within the industries in which we operate.  Effective at the Annual Meeting, Mr. Knueppel will retire as our CEO, and Mr. Gliebe will become our CEO.  Mr. Knueppel will remain as an executive employee of the Company through the end of 2011 to aid in the transition, and will remain our Chairman at least through the end of that transition period.

Our Board believes that there is no single best organizational model that would be most effective in all circumstances and therefore retains the authority to modify this structure to best address our company’s unique circumstances as and when appropriate.  Accordingly, for 2011, our Board has determined that retaining Mr. Knueppel as Chairman, while Mr. Gliebe assumes the position of CEO, will best serve the needs of the Board and our shareholders.  Our Board made this determination because Mr. Knueppel is uniquely qualified at this time to serve as Chairman in light of his past leadership of our Board, his long history with our company, including his history as our CEO, and his skills and experience within the industries in which we operate.  Our Board also believes that the split in the Chairman and CEO roles will allow Mr. Gliebe to focus more of his energies on the management of our company’s business during the transition period.

Presiding Director

To supplement the combined Chairman and CEO position, our Board created a Presiding Director role.  The position of the Presiding Director rotates periodically among the non-employee directors as determined by the Board upon the recommendation of the Corporate Governance and Director Affairs Committee.  Mr. Kasten currently serves as the Presiding Director, and Mr. Doerr will serve as the Presiding Director commencing after the Annual Meeting.  The Presiding Director is an independent and empowered director who is appointed by the independent directors and who works closely with the Chairman.  We have determined to continue maintaining a Presiding Director while Mr. Knueppel remains our Chairman because Mr. Knueppel will not be considered independent under the rules of the New York Stock Exchange.

In addition to serving as the principal liaison between the independent directors and the Chairman in matters relating to the Board as a whole, the primary responsibilities of the Presiding Director are as follows:

-
Preside at all meetings of the Board at which the Chairman is not present, including any executive sessions of the independent directors and establish agendas for such executive sessions in consultation with the other directors and the Chairman;

-	Review proposed Board meeting agendas;

-	Review Board meeting schedule to help assure that there is sufficient time for discussion of all agenda items;

-	Have the authority to call meetings of the independent directors as appropriate; and

-	Be available, as deemed appropriate by the Board, for consulation and direct communication with shareholders.

Oversight of Risk Management

Our full Board is responsible for the oversight of our company’s operational and strategic risk management process.  In furtherance of the Board’s risk management oversight goals, the Board has created a Risk Committee comprised of senior management and key managers of each of our company’s business units and functions around the world.  The Risk Committee is charged with identifying, assessing and developing a mitigation strategy for significant risks that could impact our ability to meet our objectives and execute our strategies.  The management-based Risk Committee identifies and clarifies significant risks that may impact our company and assesses those risks, resulting in the establishment of a plan response/mitigation strategy for significant risks.  The management-based Risk Committee delivers a summary of its activities and findings directly to our CEO, the Audit Committee, and our full Board.  Our Board relies on our Audit Committee to address significant financial risk exposures facing our company and the steps management has taken to monitor, control and report such exposures, with appropriate reporting of these risks to be made to the full Board.   Our Board relies on our Compensation and Human Resources Committee to address significant risk exposures facing our company with respect to compensation programs and incentives, also with appropriate reporting of these risks to be made to the full Board.  Our Board’s role in our company’s risk oversight has not affected our leadership structure.

Executive Sessions

The Board will have at least four regularly scheduled meetings a year at which the non-employee directors will meet in executive session without members of our management being present.  The non-employee directors may also meet without management present at such other times as they determine appropriate.  Members of the Company’s senior executive management who are not members of the Board will participate in Board meetings to present information, make recommendations, and be available for direct interaction with members of the Board.

Communications with the Board

Shareholders and other interested parties may communicate with the full Board, the Chairman of the Board, non-management directors as a group or individual directors, including the Presiding Director, by delivering a written communication to Regal Beloit Corporation, Attention: Board of Directors, 200 State Street, Beloit, Wisconsin 53511, or by sending an e-mail communication to board.inquiry@regalbeloit.com.  The communications should be addressed to the specific director or directors whom the shareholder or interested party wishes to contact and should specify the subject matter of the communication. The Company’s Secretary will deliver appropriate communication directly to the director or directors to whom it is addressed.  The Secretary will generally not forward to the director or directors communication that he determines to be primarily commercial in nature or concerns our day-to-day business activities, or that requests general information about the Company.

Concerns about accounting or auditing matters or possible violations of the Regal Beloit Corporation Code of  Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct and Ethics and in our policy regarding Reporting Ethical, Legal and Accounting Concerns, both of which are available on our website at www.regalbeloit.com.

Committees

We have standing Audit, Compensation and Human Resources, and Corporate Governance and Director Affairs Committees of the Board.  Each committee is appointed by and reports to the Board.  The Board has adopted, and may amend from time to time, a written charter for each of the Audit, Compensation and Human Resources, and Corporate Governance and Director Affairs Committees.  We make copies of each of these charters available free of charge on our website at www.regalbeloit.com.

Audit Committee.  The Audit Committee consists of Messrs. Stoelting (Chairperson), Burt, Fischer and Sachdev.  Each of the members of the committee is independent as defined by the NYSE listing standards and the rules of the Securities and Exchange Commission (the “SEC”).  The Board has determined that each of Messrs. Burt, Stoelting, Fischer and Sachdev qualifies as an “audit committee financial expert” as defined in SEC rules and meets the expertise requirements for audit committee members under the NYSE listing standards.  The principal functions performed by the Audit Committee, which met four times in person and three times telephonically in 2010, are to assist the Board in monitoring the overall quality of the Company’s financial statements and financial reporting, the independent auditor’s qualifications and independence, our accounting controls and policies, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint, retain, compensate and terminate our independent auditors and to approve the compensation paid to the independent auditors.  The Audit Committee has presented to shareholders for ratification at the Annual Meeting its selection of independent auditors for 2011.  See “Proposal 5: Ratification of Deloitte & Touche LLP as the Company’s Independent Auditors for 2011.”

One member of the Audit Committee, Mr. Fischer, serves on the audit committees of three other public companies.  On January 28, 2011, the Board of Directors considered what it believes to be all of the relevant facts and responsibilities relating to such simultaneous service by Mr. Fischer and affirmatively determined that the simultaneous service would not impair Mr. Fischer’s ability to serve effectively on our Audit Committee.

Compensation and Human Resources Committee.  The Compensation and Human Resources Committee consists of Messrs. Foate (Chairperson), Doerr and Fischer.  Each of the members of the Compensation and Human Resources Committee is independent as defined by the NYSE listing standards.  The principal functions of the Compensation and Human Resources Committee, which met four times in 2010, are to help develop our overall compensation philosophy; administer our incentive compensation plans (including our equity incentive plans); either as a committee or together with the other independent directors (as directed by the Board) determine and approve the compensation of the Chief Executive Officer and the other principal corporate officers; review and monitor succession and leadership development planning; and review, formulate, recommend and administer short- and long-range compensation programs for the principal corporate officers and key employees.  A more complete description of our Compensation and Human Resources Committee’s practices can be found in the Compensation Discussion and Analysis section of this Proxy Statement.  The Compensation and Human Resources Committee from time to time uses independent compensation consultants to assist the Committee in the performance of its responsibilities.  After selecting an independent compensation consultant, the Committee periodically meets with that consultant throughout the year at such times as the Committee deems appropriate, and receives reports and advice from the consultant on matters of executive compensation.  In 2010, the Committee selected The Delves Group to serve as its independent compensation consultant.  The Committee also engaged Stern Stewart & Co. in 2010 to assist with the setting of goals under our Shareholder Value Added (SVA) Plan.  Neither The Delves Group nor Stern Stewart & Co. perform any other services for us or our named executive officers other than the services provided at the direction of the Committee.

Corporate Governance and Director Affairs Committee.  The Corporate Governance and Director Affairs Committee consists of Ms. Skornicka (Chairperson) and Messrs. Burt, Doerr and Sachdev.  Each of the members of the Corporate Governance and Director Affairs Committee is independent as defined by the NYSE listing standards.  The principal functions of the Corporate Governance and Director Affairs Committee, which met four times in 2010, are to develop and recommend to the Board a set of corporate governance principles applicable to our company, including matters of Board organization, membership, compensation, independence and function, and committee structure and membership; otherwise take a leadership role in shaping our corporate governance; to identify directors qualified to serve on the committees established by the Board; and to recommend to the Board the members and the chairperson for each committee to be filled by the Board. This Committee also serves as the nominating committee of the Board and is responsible for identifying individuals qualified to become directors (consistent with the criteria approved by the Board) and to recommend candidates for all directorships to be filled by the Board or by our shareholders.

Nominations of Directors

The Corporate Governance and Director Affairs Committee will consider persons recommended by shareholders to become nominees for election as directors in accordance with the criteria set forth in the Corporate Governance Guidelines under the heading “Director’s Qualifications.”  The Corporate Governance and Director Affairs Committee will only review recommendations for director nominees from any shareholder or group of shareholders beneficially owning in the aggregate at least 5% of the issued and outstanding shares of our common stock for at least one year as of the date that the recommendation is made.  Recommendations with respect to the 2012 annual meeting of shareholders must be submitted by February 14, 2012, for the recommendation to be considered by the Corporate Governance and Director Affairs Committee.

In identifying and evaluating nominees for director, the Corporate Governance and Director Affairs Committee believes that directors must possess the highest personal and professional ethics, integrity and values, and commitment to representing the long-term interest of the shareholders.  Directors must also possess a diverse set of skills and experience with a background in areas that are relevant to our activities. Directors should also be inquisitive and have an objective perspective, a practical wisdom and mature judgment. Directors must be willing and able to devote whatever time is necessary to carry out their duties and responsibilities effectively. Directors will not be nominated unless they are willing to serve for an extended period of time.

While the Corporate Governance and Director Affairs Committee does not have a formal policy relating specifically to the consideration of diversity in its process to select and evaluate director nominees, the Committee does consider diversity of viewpoint, background, industry knowledge and perspectives, as well as ethnic and gender diversity, as part of its overall evaluation of candidates for director nominees.  Specifically, our criteria for director nominees, included as Appendix A to our Corporate Governance Guidelines, provide that directors should be selected so that our Board represents diverse backgrounds and perspectives.

For a timely recommendation submitted by a shareholder to be considered by the Corporate Governance and Director Affairs Committee, the candidate recommended by a shareholder must be “independent” as defined in the NYSE independence standards and the SEC regulations, and meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines.  The Corporate Governance and Director Affairs Committee will have sole discretion whether to nominate an individual recommended by a shareholder. As to any candidate identified by the Corporate Governance and Director Affairs Committee to become a nominee, the candidate must possess the requisite qualifications, although the Corporate Governance and Director Affairs Committee need not require such nominee to be independent. Nevertheless, we strive to have all directors, other than those directors who are members of our management, be independent as defined by the NYSE independence standards and the SEC regulations.

Policies and Procedures Regarding Related Person Transactions

Our Board of Directors has adopted written policies and procedures regarding related person transactions.  For purposes of these policies and procedures:

•
a “related person” means any of our directors, executive officers, nominees for director or greater than 5% shareholder, and any of their immediate family members, as well as any entity in which any of these persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

•
a “related person transaction” generally is a transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect interest.

The related person, the director, executive officer, nominee or beneficial owner who is an immediate family member of a related person, or a business unit or function/department leader of the Company responsible for a proposed related person transaction must notify our General Counsel of certain information relating to proposed related person transactions.  If our General Counsel determines that a proposed transaction is a related person transaction subject to the policy, then he will submit the transaction to the Corporate Governance and Director Affairs Committee for consideration at the next committee meeting or, if expedited consideration is required, to the committee chairperson.  The committee or chairperson, as applicable, will consider all of the relevant facts and circumstances available regarding the proposed related person transaction and will approve only those related person transactions that are in, or are not inconsistent with, the best interests of our company and our shareholders.  The chairperson is required to report to the committee at the next committee meeting any approval granted under the policy.

The policy also provides for ongoing review by the General Counsel of any amounts paid or payable to, or received or receivable from, any related person.  Additionally, at least annually, the Corporate Governance and Director Affairs Committee is required to review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from us of more than $60,000.  Based on all relevant facts and circumstances, the committee will determine if it is in the best interests of our company and our shareholders to continue, modify or terminate the related person transaction.

If any of our Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a pending or ongoing related person transaction that has not been previously approved or ratified under the policy, then the transaction must be disclosed to the Corporate Governance and Director Affairs Committee or its chairperson.  The committee or the chairperson must then determine whether to ratify, amend or terminate the related person transaction, or take any other appropriate action.  If the related person transaction is complete, then the committee or its chairperson will evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.

In 2010, there were no proposed, pending or ongoing related person transactions subject to review by the Corporate Governance and Director Affairs Committee under the policy.

Meetings and Attendance

The Board held four quarterly meetings in 2010, along with six special telephonic board meetings.  Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which the director served during 2010, in each case during the period in which the director was serving on the Board or the applicable committee.

Directors are expected to attend our annual meeting of shareholders each year.  Aside from Mr. Burt, who was not yet a director, all of our directors attended the 2010 annual meeting.

STOCK OWNERSHIP

Management

The following table sets forth information, as of March 10, 2011, regarding beneficial ownership of our common stock by each director and nominee, each of our current named executive officers as set forth in the Summary Compensation Table, and all of the directors and current executive officers as a group.  As of March 10, 2011, no director or executive officer beneficially owned one percent or more of our common stock, other than Mr. Knueppel, who beneficially owned 1.2% of our common stock.  On that date, the directors and executive officers as a group beneficially owned 2.25% of our common stock.  Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of our common stock identified as beneficially owned.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)(4)
John Avampato . . . . . . . . . . . . . . . . . . Stephen Burt . . . . . . . . . . . . . . . . . . . .	20,193 2,000
Terry R. Colvin . . . . . . . . . . . . . . . . . .	24,234
Christopher L. Doerr . . . . . . . . . . . . . .	32,075
Thomas J. Fischer . . . . . . . . . . . . . . .	18,725
Dean A. Foate . . . . . . . . . . . . . . . . . .	13,800
Mark J. Gliebe . . . . . . . . . . . . . . . . . . .	169,132
Chuck Hinrichs . . . . . . . . . . . . . . . . . .	3,618
G. Frederick Kasten, Jr. . . . . . . . . . . .	55,684
Henry W. Knueppel . . . . . . . . . . . . . .	479,540
Rakesh Sachdev. . . . . . . . . . . . . . . . . .	11,000
Carol N. Skornicka. . . . . . . . . . . . . . . .	15,000
Curtis W. Stoelting. . . . . . . . . . . . . . .	24,500
All directors and executive officers as a group (13 persons) . . . . . . . . .	869,501

(1)
Includes shares subject to currently exercisable rights to acquire common stock and options exercisable within 60 days of March 10, 2011 as follows:  Mr. Avampato 15,600 shares; Mr. Colvin, 17,400 shares; Mr. Doerr, 23,000 shares; Mr. Gliebe, 134,000 shares; Mr. Knueppel, 112,000 shares; Mr. Sachdev, 7,000 shares; Ms. Skornicka, 10,000 shares; and Mr. Stoelting, 13,000 shares; and all directors and executive officers as a group, 332,000 shares.  Also includes shares of restricted stock that are subject to forfeiture until they vest on the third anniversary of the date of grant as follows: Mr. Burt 1,500 shares; Mr. Avampato, 1,800 shares; Mr. Colvin, 4,650 shares; Mr. Doerr, 4,000 shares; Mr. Fischer, 4,000 shares; Mr. Foate, 4,000 shares; Mr. Gliebe, 23,600 shares; Mr. Hinrichs, 3,618 shares; Mr. Kasten, 2,000 shares; Mr. Knueppel, 88,000 shares; Mr. Sachdev, 4,000 shares; Ms. Skornicka, 4,000 shares; and Mr. Stoelting, 4,000 shares.

(2)
The amount shown for Mr. Knueppel includes 14,418 shares that are held in trust under the Company’s Personal Savings Plan (401(k)) or non-Company sponsored individual retirement accounts. The amount shown for Mr. Knueppel also includes 265,122 shares as to which he shares voting and investment power with his spouse.

(3)	The amount shown for Mr. Stoelting includes 7,500 shares held in the Curtis W. Stoelting 1994 Revocable Trust over which Mr. Stoelting retains sole voting and investment power during his lifetime.
(4)	Amounts shown for Messrs. Avampato, Colvin and Gliebe include 501 shares, 1,126 shares and 747 shares, respectively, held in trust under the Company’s 401(k) plans.

Other Beneficial Owners

The following table sets forth information, as of December 31, 2010, regarding beneficial ownership by the only persons known to us to own more than 5% of our outstanding common stock.  The beneficial ownership information set forth below has been reported on filings made on Schedule 13G with the SEC by the beneficial owners.

	Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class

FMR LLC 82 Devonshire Street Boston, MA 02109	21,200	5,768,842	5,768,942	0	5,790,042	15.0%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,051,837	0	2,051,837	0	2,051,837	5.32%

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Regal Beloit Corporation (“we” or the “Company”) is a global technology and manufacturing leader in electric motors, electric generators and controls, and mechanical motion control products for commercial, industrial, and heating, ventilation, and air conditioning applications.  We sell our products to a diverse global customer base using more than 20 recognized brand names, through a multi-channel distribution model, to leading original equipment manufacturers, distributors and end users across many markets.

We have adopted what we believe to be a conservative approach to executive compensation. Our overall compensation philosophy is to offer the opportunity for our management team to earn competitive pay, with total compensation having a direct connection to our financial performance and the creation of shareholder value.  Executive compensation in 2010 aligned well with the objectives of our compensation philosophy and with our corporate performance, as described below.

How was corporate performance and the creation of shareholder value reflected in 2010 compensation?

Our company’s operating performance in 2010 was strong despite continued volatility and uncertainty in the global economy generally and our markets in particular.  Our 2010 results represented record levels of net income and earnings per share.  Our strong operating performance has contributed to increased shareholder value.  Fully diluted earnings per share for 2010 were $3.84, up from $2.63 for 2009.  We paid our 202nd consecutive quarterly dividend in 2010 and increased the dividend again in 2010. Our total shareholder return for 2010 was 30.0%.

These improved operating results over 2009 led to higher annual cash incentives earned in 2010.  As described in more detail below, we use a shareholder-approved Shareholder Value Added (“SVA”) Plan, which we refer to as our SVA Cash Incentive Plan, to determine annual cash incentives for our executive officers.  SVA attempts to approximate the value executives add to our company above our cost of capital, and is calculated by subtracting a cost of capital charge for the average net capital employed from the net operating profit after tax that we earn during the year.  Participants in our SVA Cash Incentive Plan earned annual cash incentive compensation for 2010 in an amount equal to 200.0% of target, compared to 35.3% in 2009.  We pay fully all annual cash incentives earned up to 100.0% of the target amount in cash following the end of the year in accordance with the SVA Cash Incentive Plan.  Annual cash incentive amounts earned above 100.0% of the target amount are deferred and are paid in installments, with one-third of the above-target amount being paid to the participant in cash after the end of each of the following three years, as we describe below.  The potential value of the equity-based awards earned by our executive officers has increased in tandem with the improvements of shareholder value described above, indicating a close alignment between the interests of our executive officers and the interests of our shareholders.

What specific actions did the Company take with respect to compensation for 2010?

Our compensation policies and objectives during 2010 were influenced by a variety of factors.  One key factor was the significantly improved performance of our company and our 2009 performance compared to our peers.  Some of the key actions and decisions with respect to our executive compensation programs for 2010 as approved by the Compensation and Human Resources Committee (“Committee”) of our Board of Directors with counsel from its independent compensation consultants, The Delves Group and Stern Stewart & Co., are highlighted below:

•
Reviewed and updated our compensation philosophy to target all compensation elements, including base salary, at approximately the median level of our peer group over time and, with the assistance of The Delves Group, made adjustments to executive compensation levels and structures in accordance with the updated philosophy.

•	Adopted a policy eliminating tax gross-ups from all new change in control and termination agreements with our executive officers, including three such agreements entered into in 2010.

•	Adopted a clawback policy requiring us to recoup incentive compensation paid to our executive officers on the basis of financial results that are subsequently subject to a material restatement.

•
Engaged and directed The Delves Group to assess the competitiveness of our overall compensation and benefits programs and to provide the Committee with guidance as to the composition of our peer group for compensation benchmarking purposes.

•
Engaged and directed Stern Stewart & Co. to benchmark and provide the Committee with guidance in setting target annual cash incentive amounts under our SVA Cash Incentive Plan for 2010 and in determining the annual improvement factor and leverage factor used to establish the SVA performance target for 2010 under our SVA Cash Incentive Plan.

•
Reviewed the performance of our Chief Executive Officer,  (“CEO”), (independent of input from him) and recommended to the independent members of the Board the total compensation for the CEO based on competitive levels, as determined in consultation with The Delves Group, consistent with our philosophy, as measured against our peer group and using tally sheets that reflected each component of compensation as well as total compensation.

•
Reviewed the performance of our other executive officers with assistance from our CEO and recommended to the independent members of the Board the total compensation for each individual officer based on competitive levels, as determined in consultation with our CEO and The Delves Group, consistent with our philosophy, as measured against our peer group and using tally sheets that reflected each component of compensation as well as total compensation on an individual level and in the aggregate.

•
Maintained the practice of holding executive sessions (without management present) at every Committee meeting, including executive sessions in which our independent compensation consultants participated.

•	Reviewed the supplemental benefits and perquisites provided to our executive officers, including the elimination of certain perquisites in recent years.

What other compensation policies and practices reflect our compensation philosophy?

We periodically review best practices in the area of executive compensation and update our compensation policies and practices to reflect those that we believe are appropriate for our company, including, in addition to the examples listed above, the following:

•
We pay for performance, providing our executives the opportunity to earn above-median pay (as measured against selected peer groups) for performance that creates shareholder value by generating increasing returns as compared to our cost of capital, but compensating below the median level for corporate performance that fails to generate those levels of returns.

•
We set compensation programs to focus our named executive officers on both our short and long-term company performance.  Their compensation includes a significant portion—approximately 65% to 70%--that is “at risk” because the value of such compensation is determined based on the achievement of specified results.  If short-term and long-term financial goals are not achieved, then performance-related compensation will decrease.  If goals are exceeded, then performance-related compensation will increase.

•
We measure the competitiveness of our executive pay against an appropriate peer group focusing on multinational companies with comparable revenues (ranging from approximately 50% to 200% of our annual revenues and with an overall median annual revenue approximately equal to our annual revenue) and that compete in industries similar to ours and/or have the level of complexity and business model similar to ours.

•	We have implemented stock ownership requirements for certain executives, including our named executive officers.

•	We have no employment agreements with any of our named executive officers that provide severance benefits prior to a change in control of our company.

•
All of our change in control agreements contain “double trigger” provisions, which means that, for an executive officer to receive severance benefits under the agreement, in addition to the change in control there must be some adverse change in the circumstances of the executive officer’s employment.

•	Our equity compensation plan does not permit repricing of stock options.

•	We periodically review our pay practices to ensure that they do not encourage excessive risk taking.

•	We do not guarantee salary increases or bonuses for our executive officers.

•
We adjust compensation as appropriate in challenging economic times, as exemplified by our temporary freeze of base salaries and our acceptance of voluntary temporary reductions in base salary from our CEO and Chief Operating Officer during the 2009 recession.

What is our company’s general compensation philosophy?

We recognize the importance of maintaining sound principles for the development and administration of our compensation and benefit programs.  Our overall compensation philosophy is to offer the opportunity for our management team to earn competitive pay, with total compensation having a direct connection to our financial performance and the creation of shareholder value.  The Committee is responsible for making executive compensation decisions and recommendations regarding program design and individual pay.  Our executive compensation programs are designed to advance principles that we have identified as being core to the function of executive compensation.  These principles are:

•	Attract and Retain Quality People — We provide the opportunity for executives to be compensated at competitive levels to ensure we attract and retain a highly competent and committed management team.

•
Pay for Creation of Value — We provide our executives the opportunity to earn above-median pay (as measured against selected peer groups) for performance that creates shareholder value by generating increasing returns as compared to our cost of capital.  We believe that this level of performance results in long-term value creation for our shareholders via appreciation in our stock price.  Alternatively, we pay compensation below the median level for corporate performance that fails to generate those levels of returns.

•
Link to Shareholder Interests — We link compensation to corporate performance through the SVA Cash Incentive Plan and equity-based awards to ensure that executives receive above-median compensation only if long-term value creation is generated for our shareholders.

•
Alignment through Equity Ownership — We ensure that executives’ long-term interests are further aligned with shareholders’ interests by maintaining stock ownership requirements generally for  executives at the divisional vice president level or above, including all of our named executive officers.

We believe that a focus on these principles will benefit our shareholders in the long-term by assuring that we can attract and retain highly qualified executives who are committed to our long-term success and the creation of shareholder value.

How do we set executive compensation?

Our Board, our Committee and our CEO each play a role in setting the compensation of our named executive officers (those executive officers named in the Summary Compensation Table), with the exception that our CEO is not involved in setting his own compensation.  Our Board appoints the members of the Committee, which consists entirely of independent directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of the Securities Exchange Act of 1934.  The current members of the Committee are Messrs. Foate (Chairman), Doerr and Fischer.  The Committee, subject to the approval of our Board, is responsible for establishing the executive compensation packages offered to our named executive officers.  The Committee administers our SVA Cash Incentive Plan and our long-term equity incentive plans and has final authority for setting awards under our long-term equity incentive plans.  The Committee makes recommendation to our Board concerning SVA Cash Incentive Plan awards, and the Board has final authority for setting awards under the SVA Cash Incentive Plan.

The Committee reviews data from market surveys, proxy statements of companies it considers our peers and independent compensation consultants to assess our competitive position with respect to total executive compensation, including annual compensation, benefits and perquisites.  In reviewing data with respect to annual compensation, the Committee assesses the following components of executive compensation:

•	Base salary;

•	Annual cash incentives;

•	Long-term incentive compensation; and

•	All other benefits and perquisites.

Historically, the Committee’s objective generally has been to establish base salary compensation between the thirty-fifth (35th) and fiftieth (50th) percentile as compared with our selected peer group.  In 2010, the Committee, in consultation with management, revisited this philosophy in view of the increased size and competitiveness of our company. Specifically, the Committee determined to seek to offer median levels of all compensation elements, including base salary, over time as measured against our selected peer group.  The Committee believes that, given the increased size and improved competitiveness and performance of our company, it is appropriate to set each element of compensation at approximately median levels.

In recommending base salary levels for approval by the Board, the Committee also considers individual performance, the level of responsibility and skills and the experience of our executive officers.  For annual and long-term incentives, the Committee considers a peer group analysis, as well as the impact of our other existing compensation awards or arrangements as it relates to each individual, in making compensation decisions and recommendations.  The Committee considers internal comparisons relative to pay equity among our executive officers, but does not use a formulaic approach in setting compensation levels among those executive officers.  In its decision-making process, the Committee receives and considers the recommendations of our CEO with respect to executive compensation to be paid to our executive officers other than himself.  Our CEO makes no recommendation with respect to his own compensation.

Based on the foregoing information, the Committee reviews and makes recommendations to the Board on our compensation and benefit programs, with the objective of making our executive compensation and benefits programs consistent with our overall compensation philosophy.  The Committee makes or recommends to the Board decisions regarding adjustments to base salaries, annual cash incentives and long-term incentives all concurrent with the assessment of the executives’ individual performance for the year.

The Committee periodically solicits proposals from a variety of independent compensation consultants to assist the Committee in the performance of its responsibilities.  After selecting an independent compensation consultant, the Committee periodically meets with that consultant throughout the year at such times as the Committee deems appropriate, and receives reports and advice from the consultant on matters of executive compensation.  Our CEO has access to the independent compensation consultant only at the direction of the Committee.

The Committee selected The Delves Group to serve as its independent compensation consultant for 2010.  The Committee also engaged Stern Stewart & Co. in 2010 to assist with the setting of goals under our SVA Cash Incentive Plan.  Neither The Delves Group nor Stern Stewart & Co. perform any other services for our company other than the services provided at the direction of the Committee.

In setting compensation for 2010, the Committee directed The Delves Group to assemble compensation data for our named executive officers and compare that data against aggregated data for persons holding similarly-situated positions in our peer group.  Pursuant to its engagement and to approximate our market, The Delves Group benchmarked compensation data using both a company-by-company peer group analysis of eighteen companies most comparable to our company, and an aggregated peer group analysis.  The aggregated peer group analysis consisted of data from two recognized national compensation surveys covering companies in both the industrial manufacturing and the electronics and scientific equipment industries.  With respect to the aggregated peer group analysis the data were based on select information related directly to the size and nature of the companies’ businesses and did not include the identities of the individual participating companies in the surveys.  We refer to the companies included in these surveys and the eighteen companies described in the next paragraph as our “peer group.”  In reviewing and analyzing these data, The Delves Group considered information for each named executive officer position with respect to the following elements of compensation:

•	Base salary;

•	SVA annual cash incentive;

•	Total cash compensation (salary and actual annual cash incentive);

•	Long-term incentives; and

•	Total direct compensation (salary, actual annual cash incentive and long-term incentives).

The Committee directed The Delves Group to prepare benchmarking statistics that reflected performance at our peer group’s twenty-fifth (25th), fiftieth (50th) and seventy-fifth (75th) percentiles in connection with the foregoing analysis.  The Committee requested The Delves Group to report on the methodology that it used in its analysis, a summary of its findings, and its general views relating to market trends in executive compensation.

In addition to the peer analysis performed by The Delves Group on the aggregated peer group data, the Committee also reviewed compensation data on a company-by-company basis for eighteen companies that the Committee identified and considered to be most comparable to our company based on the criteria set forth below.  The eighteen companies were :

Actuant Corporation	AMETEK, Inc.	A.O. Smith Corp.
Baldor Electric Co.	Barnes Group, Inc.	Dresser-Rand Group Inc.
Flowserve Corp.	Gardner Denver Inc.	Hubbell Incorporated
IDEX Corporation	Kennametal Inc.	Lincoln Electric Holdings Inc.
Pentair Inc.	Roper Industries Inc.	Snap-On Incorporated
The Timken Co.	Thomas & Betts Corp.	Watts Water Technologies Inc.

The Committee selected the companies in this comparison group because they generally meet the following criteria:

•
Comparable revenue (we follow suggested best practices by reviewing approximately fifteen to twenty companies with annual revenues ranging from approximately 50% to 200% of our annual revenues and with an overall median annual revenue approximately equal to our annual revenue); and

•	Compete in an industry similar to ours and/or have the level of complexity and business model similar to ours.

In 2010, in addition to reviewing peer group data on the annual compensation elements identified above, the Committee also reviewed peer group data relating to supplemental benefits and perquisites as part of its triennial review of such benefits and perquisites provided to our executive officers and, based on this review, made the changes described below under “What other benefits do we provide to our executives?” The Committee intends to conduct a full review of the composition of this comparison group on a three-year cycle or more frequently if a significant change should occur in the scale of our company or participants in the peer group through, for example, mergers, acquisitions or other extraordinary corporate transactions.

How do we determine total compensation?

We intend to continue our strategy of compensating our executives at competitive levels as compared to our peer group, with the opportunity to earn above-median compensation as compared to our peer group for performance that improves our SVA (which we believe results in long-term equity appreciation and, therefore, creates value for our shareholders), through programs that emphasize performance-based incentive compensation in the form of annual cash incentives under our SVA Cash Incentive Plan, deferred SVA Cash Incentive Plan cash payments and equity-based awards.  To that end, total compensation is tied directly to our corporate performance and is structured to ensure that there is an appropriate balance between our long-term and short-term corporate performance, and also to balance the  individual performance of our executive officers and the creation of shareholder value.  In this regard, the Committee does not fix a percentile at which it seeks to tie the amount of overall compensation paid by us to each of our named executive officers; rather, the Committee allows our named executive officers the opportunity to earn above-median compensation for performance that generates increasing returns as compared to our cost of capital.  In this way, the Committee believes our named executive officers are only rewarded with above-median pay if they are able to create value for our shareholders.

We believe the total compensation paid or awarded to our named executive officers during 2010 was consistent with our company’s strong operating performance and creation of shareholder value in an uncertain global economy and the individual performance of each of our named executive officers.  Based on the Committee’s analysis and the advice of The Delves Group, we also believe that the compensation was reasonable in its totality as compared to our peer group and is consistent with our compensation philosophies.

What are the elements of total compensation?

We achieve our executive compensation objectives through the following ongoing programs.  All of our named executive officers participate in these programs.  A more detailed discussion of each program is provided below in this Compensation Discussion and Analysis.

Program	Description	Participants	Objectives
Annual Cash Compensation
Base Salary	Annual cash compensation	All employees	Retention Drive superior performance ▪Individual contribution
Shareholder Value Added (SVA) Annual Cash Incentive
Annual cash incentive with target awards established at each employee level
Payments can be higher (subject to a 200% cap) or lower than target, based on business unit and total company annual results
Cash incentive amounts earned above target are deferred and remain subject to forfeiture until they are paid; payment occurs in three equal annual installments beginning in the second year following the performance period
		All executive officers and key managers	Drive superior performance ▪Across total company ▪Across business units Retention
Long-Term Incentive Programs
Long-Term Incentive (LTI) Equity Awards	Long-term incentive awards paid in Stock Appreciation Rights and Restricted Stock Units; grant amounts vary to reflect individual contribution	All executive officers and key managers	Drive superior performance ▪Individual contribution ▪Increase stock price Focus on long-term success Ownership Retention
Retirement Programs
Retirement (401(k)) Savings Plan	Company matching and annual contributions	All U.S. Employees	Retention Competitive Practices
Target Supplemental Retirement Plan	Retirement benefits for executives who have at least 10 years of service and work with us until the age of 58	Key Executives	Retention Competitive Practices
Other Executive Benefits
Perquisites and Executive Benefits	Available to certain executives to assure protection of Company assets and/or focus on Company business with minimal disruption	Specific benefits are offered to different groups of executive officers based on business purpose	Retention Competitive Practices
Other Benefits	Medical, welfare and other benefits	All employees	Retention Competitive Practices

Base Salaries.  We believe that the purpose of base salary is to provide a competitive fixed rate of pay, recognizing different levels of responsibilities within our company.  We determine base salaries for our executives based upon job responsibilities, level of experience, individual performance and expectations with respect to contributions to our future performance as well as comparisons to the salaries of executives in similar positions as compared to our peer group.  Historically, the Committee’s objective generally has been to establish base salary compensation between the thirty-fifth (35th) and fiftieth (50th) percentile as compared with our selected peer group.  In 2010, the Committee determined to seek to offer median levels of all compensation elements, including base salary, over time as measured against our selected peer group as a general policy. In setting the individual base salaries of our named executive officers based on the factors identified above, the Committee generally considers salaries within a 15% range above or below the fiftieth (50th) percentile of peer group data to be at approximately the median level.  For 2010, the Committee consulted with The Delves Group in considering base salary adjustments.

In 2009, the Committee determined that, in light of the challenging economic conditions then facing the Company, base salaries for our named executive officers would be frozen for 2009.  As a result, the 2009 base salaries for Messrs. Knueppel, Gliebe and Colvin, our current named executive officers who were also named executive officers in 2009, did not increase from 2008 levels and remained at $754,000, $478,000 and $233,000, respectively.

With no base salary increases from 2008 to 2009, Mr. Knueppel’s salary for 2009 placed him in the fortieth (40th) percentile relative to CEOs in our peer group.  Similarly, the salaries for Messrs. Gliebe and Colvin in 2009 placed them in the forty-fifth (45th) and twenty-fifth (25th) percentiles, respectively, for salaries relative to similarly-situated persons in our peer group.

Also driven by the challenging economic conditions facing us in 2009, Messrs. Knueppel and Gliebe temporarily waived 20% and 10% of their base salaries, respectively, for a portion of fiscal year 2009. As a result, since the base salaries of Messrs. Knueppel and Gliebe did not increase from 2008 to 2009, under this voluntary waiver program, the 2009 salary for Mr. Knueppel was reduced from $754,000 to $594,000 and the 2009 salary for Mr. Gliebe was reduced from $478,000 to $430,200 during the six months of this voluntary waiver program.  The Committee and our Board determined in October 2009 that the economic conditions had improved sufficiently to reinstate the base salaries of Messrs. Knueppel and Gliebe effective October 1, 2009, and their base salaries remained frozen at the 2008 levels of $754,000 and $478,000, respectively, for the remainder of 2009.

In April 2010, the Committee adjusted the base salaries of our named executive officers in accordance with our philosophy of targeting base salary at approximately the median level of similarly-situated executives within our peer group.  In addition, in furtherance of the Board’s succession plan and to aid in the retention of Mr. Gliebe, the Committee adjusted Mr. Gliebe’s salary upward to $600,000, which is above the seventy-fifth (75th) percentile relative to similarly situated executives in our peer group, but consistent with additional developmental assignments appropriate to his future role. The adjusted base salaries of our current named executive officers who were executive officers at the time of the adjustments are as follows:

Name	Base Salary ($)
Henry W. Knueppel	875,000
Chairman and Chief Executive Officer
Mark J. Gliebe	600,000
President and Chief Operating Officer
Terry R. Colvin	260,000
Vice President, Corporate Human Resources

Mr. Hinrichs’ base salary was set at $390,000  in connection with his appointment as our Vice President and Chief Financial Officer. Mr. Hinrichs’ initial base salary was targeted at approximately the fortieth (40th) percentile of our peer group, taking into consideration two national surveys of compensation data – the Towers Perrin 2009 US General Industry Executive Database and the Watson Wyatt 2006/2007 Survey Report on Top Management Compensation (aged forward to 2010) – that included data for similar positions.  Mr. Avampato’s base salary of $236,000 was determined by the Committee based on our  review of the two national surveys of compensation data mentioned in the preceding sentence that included data for similar positions.

As a result of these adjustments and determinations, Mr. Knueppel’s base salary for 2010 placed him in the sixtieth (60th) percentile relative to CEOs in our peer group.  Mr. Gliebe’s salary for 2010, as noted above, placed him above the seventy-fifth (75th) percentile relative to similarly situated persons in our peer group, and the salaries of Messrs. Hinrichs and Colvin for 2010 placed them each in the fortieth (40th) percentile for salaries relative to similarly-situated persons in our peer group.  Mr. Avampato’s salary placed him in approximately the forty-fifth (45th) percentile of the Watson Wyatt 2006/2007 Survey Report on Top Management Compensation (aged forward to 2010).

SVA Annual Cash Incentives. We have in effect a Shareholder Value Added (SVA) Plan (“SVA Cash Incentive Plan”), which was most recently approved by our shareholders in 2006 and is designed to promote the maximization of shareholder value over the long term.  We chose SVA as the basis for annual cash incentives for the following reasons.  First, we believe it is the corporate performance measure that is tied most directly, both theoretically and empirically, to the creation of shareholder value.  Managing for high SVA is, by definition, managing for higher stock price.  Second, it is a framework developed for setting goals and measuring performance that rewards participants for both short and long-term results.   Finally, by focusing on our financial performance as a function of invested capital, management is incented to make prudent investments in assets that are capable of providing strong returns.  In summary, we believe that SVA, as we use it, best recognizes the value that members of our management team add to the capital invested by our stockholders.

We intend the SVA Cash Incentive Plan to provide a competitive amount of compensation for the executive officers based on their individual participation levels when we achieve the SVA targets as approved by the Committee.  The SVA Cash Incentive Plan provides annual cash incentive opportunities based on a comparison of actual annual SVA to target SVA for the year in question.  Performance above target SVA earns an annual cash incentive greater than the target annual cash incentive, while performance below target SVA earns an annual cash incentive less than the target annual cash incentive or no annual cash incentive at all.  In years of strong corporate performance, the annual cash incentive amount that an executive can earn would be considered above the median level for our peer group, and the annual cash incentive amount that an executive can earn would be below the median level for our peer group in years when we are below the target.  We have capped the maximum annual cash incentive that may be earned in any year at 200% of the target annual cash incentive established for that year.  In addition, any annual cash incentive amounts earned above the target annual cash incentive value are deferred and are paid in installments over a three year period. Amounts earned under the SVA Cash Incentive Plan are also subject to our clawback policy, which would require recoupment of any amounts earned under the SVA Cash Incentive Plan on the basis of financial results that are subsequently subject to a restatement.  To benchmark and determine target annual cash incentive amounts, and to determine an annual improvement factor and leverage factor that impacts the target annual cash incentive amount, the Committee retains nationally-recognized independent compensation consultants every three years, or more frequently as deemed necessary.  The 2010 targets for the SVA Cash Incentive Plan were established in January 2010 with the assistance of Stern Stewart & Co.

SVA is a calculation that attempts to approximate the value executives add to our company above our cost of capital.  SVA is calculated by subtracting a charge for the average net capital employed by us during a fiscal year from the net operating profit after tax that we earn during that same year.  The cost of capital we use for this purpose is our weighted average cost of capital, which is determined based on our cost of equity and our after-tax cost of debt.   Pursuant to the terms of the SVA Cash Incentive Plan, all calculations of financial results for purposes of SVA exclude the impact of new acquisitions for the first 12 months following the closing of the acquisition. To encourage improved performance in accordance with the SVA Cash Incentive Plan, the Committee establishes an expected improvement factor in addition to setting a target SVA amount. Once the Committee establishes the expected improvement factor, the SVA target amount for the year is set by formula. Under the formula, the new target set each year is calculated as follows:

(Previous Year SVA Target + Previous Year SVA Actual)	+	Improvement Factor	=	New SVA Target
2

In light of the volatile and uncertain economic conditions and market outlook that existed in late 2009 and early 2010, and based on the guidance provided by Stern Stewart & Co., the Committee set the expected improvement factor for 2010 at $5.0 million.  The Committee determined that in the challenging economy that the Company faced in 2010, managing the Company to a $5 million improvement factor was a stretch goal consistent with the intent and purposes of our SVA Cash Incentive Plan.  Accordingly, with the improvement factor set at $5.0 million for 2010, the SVA target was established by the formula at $41.8 million.

In addition to setting target SVA, the Committee also sets the target annual cash incentive percentage amount for each of our participating executive officers.  This amount is based on a percentage of the base salary paid to the executive officers.  For 2010, Messrs. Knueppel, Gliebe, Hinrichs, Colvin and Avampato had target annual cash incentive percentage amounts of 105%, 75%, 55%, 40% and 40%, respectively, which equated to target annual cash incentive amounts of $918,750, $450,000, $214,500, $104,000 and $94,400, respectively.  Since Mr. Hinrichs joined our company in September 2010, his payment under the SVA Cash Incentive Plan will be pro rated for 2010.  The Committee, in consultation with The Delves Group and our CEO (other than with respect to his own compensation), set annual cash incentive targets under our SVA Cash Incentive Plan at the median level with respect to each respective position held by our executive officers relative to our peer group.  As a result, our executives were given the opportunity to earn above-median annual cash incentive awards for generating improvements in our SVA while at the same time facing below-median awards (or no awards at all) for failing to meet that objective.  The Committee believes that tying above-median incentives to generating increasing returns in excess of our cost of capital is a disciplined way to reward our named executive officers for creating shareholder value.

Based on our performance in 2010, we achieved actual SVA of $70.2 million, which would indicate an earned annual cash incentive of 221.0% of the target annual cash incentive.  However, the SVA Cash Incentive Plan caps the maximum annual cash incentive amount at 200%, which we believe eliminates the potential for a windfall award based on unexpectedly high corporate performance in any given year and discourages excessive risk-taking. The Committee therefore approved annual cash incentives for 2010 equal to 200.0% of the target annual cash incentive in accordance with the terms of the SVA Cash Incentive Plan.  As a result, the Committee determined that Messrs. Knueppel, Gliebe, Colvin and Avampato earned annual cash incentives under the SVA Cash Incentive Plan of $1,837,500, $900,000, $208,000 and $188,800, respectively.  The Committee determined that Mr. Hinrichs also earned an annual cash incentive under the SVA Cash Incentive Plan at 200% of target but pro rated the amount to $143,000 to reflect his partial year of service in 2010.  We pay fully all annual cash incentives earned up to the target annual cash incentive (100% annual cash incentive) in cash following the end of that year in accordance with the SVA Cash Incentive Plan.  Annual cash incentives earned above the target annual cash incentive value are deferred and are paid in installments, with one-third of the above-target amount being paid to the participant in cash after the end of each of the following three years, so long as the named executive officer’s employment with us has not been voluntarily terminated (other than upon retirement) or terminated for cause.  We do not credit participants with interest on amounts subject to payment in installments.  For 2010, since the annual cash incentive performance value was approved at 200%, a portion of each of the annual cash incentive amounts identified above as being earned will be paid in installments.  The amounts subject to payment in installments for Messrs. Knueppel, Gliebe, Colvin and Avampato were $918,750, $450,000, $104,000 and $94,400, respectively.

Long-Term Compensation.  We believe that equity-based compensation ensures that our executives have a continuing stake in the long-term success of our company and allows our executives to earn above-median compensation only if our shareholders experience appreciation in their equity holdings.  The Committee granted stock appreciation rights, or SARs, and restricted stock units, or RSUs, to our named executive officers in fiscal year 2010.

Consistent with our overall compensation philosophy, the Committee, after consultation with The Delves Group, granted long-term compensation awards (namely, stock appreciation rights and restricted stock units) at levels approximating the median level of these awards granted by the companies in our peer group.  On an individual level, the total fair value, as of the grant date, of the stock appreciation rights and restricted stock units granted to each of our named executive officers placed them at approximately the median level of the value of long-term compensation awards granted to persons holding similarly-situated positions by the companies in our peer group.  We value such awards using a Black-Scholes formula.  In addition to the analysis undertaken against our peer group, the Committee also considered the number of awards granted to our officers as compared to grants to all of our other employees, but does not use a specific formula.

Other than in the case of newly hired executives, we generally make determinations concerning long-term equity-based awards in April of each year coincident with the completion of annual performance reviews.  In any event, we grant all equity-based awards effective two days after the release of either our quarterly or annual company financial results.

Stock Appreciation Rights (SARs).  The Committee granted stock appreciation rights to certain of our named executive officers in 2010 in the amounts indicated in the “Grants of Plan-Based Awards Table for Fiscal 2010” and the narrative following the table.  The Committee set the base price per share of all of the stock appreciation rights that it granted in 2010 equal to the closing market price of our common stock on the date of grant so that the stock appreciation rights will have value only if the market price of our common stock increases after the grant date.  In addition, the Committee made the stock appreciation rights subject to vesting over five years (with the SARs vesting 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date) to provide additional incentive for our named executive officers to remain in our employment.  The Committee granted stock appreciation rights rather than stock options because it views stock appreciation rights as less dilutive to our shareholders.  In light of our CEO’s tenure, the Committee made our CEO’s long-term compensation awards solely in the form of restricted stock units rather than stock appreciation rights. The Committee  believed the shorter vesting period and realization of value of the restricted stock units better reflected our CEO’s likely remaining term of service and transition period and that the units therefore better accomplished the Committee’s goals relative to retention and providing appropriate incentives.

The Committee also did not grant our former Vice President and Chief Financial Officer any additional amounts in anticipation of his departure in May 2010, and did not grant our new Vice President and Chief Financial Officer any SARs in view of his partial year of service.

Restricted Stock Units (RSUs).  The Committee awarded restricted stock units to certain of our named executive officers in 2010 in the amounts indicated in the “Grants of Plan-Based Awards Table for Fiscal 2010” and the narrative following the table.  A restricted stock unit gives the holder a right to have us issue a share of our common stock upon the conditions or date specified in the award.  In addition to providing competitive compensation and an incentive to create shareholder value, these awards are intended to align management and shareholder interests as well as provide a retention incentive for the executive to remain employed by our company.  The Committee determined the number of restricted stock units to grant to each of our executives consistent with our compensation philosophy.  The Committee made the restricted stock units subject to forfeiture until the third anniversary of the grant date, at which time they cliff vest, to provide an additional incentive for our named executive officers to remain in our employment.

What other benefits do we provide to our executives?

We have certain other plans that provide, or may provide, compensation and benefits to our named executive officers.  These plans are principally our 401(k) Plan and our Target Supplemental Retirement Plan.  We also provide life, medical and long-term disability insurance, and short-term disability benefits as part of our benefits package.  The Committee considers all of these plans and benefits when reviewing total compensation of our executive officers.

401(k).  In 2010, our named executive officers participated in our 401(k) plan that covers a group of eligible hourly and salaried employees.  In 2010, salaried participants in the 401(k) plan, including Messrs. Knueppel, Barta, Hinrichs, Gliebe, Colvin, Avampato and Jones were eligible to contribute a portion of their compensation on a pre-tax basis, up to the limits imposed by the Internal Revenue Service, and we made a matching contribution equal to 100% of the first 1% and 50% of the next 5% of base salary contributed by the employees into their 401(k) accounts.

Target Supplemental Retirement Plan.  The Target Supplemental Retirement Plan limits participants to officers and other key employees, including our named executive officers, recommended by our CEO and approved by the Committee.  The Committee’s intent in offering benefits under the Target Supplemental Retirement Plan is to provide a competitive retirement package to our named executive officers by extending retirement benefits to participants without regard to statutory limitations under tax-qualified plans.

When the Target Supplemental Retirement Plan was approved by the independent members of the Board in January 1994, the benefit amounts were benchmarked against a group of then peer companies in consultation with a compensation consultant.  The Committee periodically reviews these benchmarks to determine if they are still appropriate.  During 2010, the Committee completed its most recent review of the benefit amounts provided under the plan with the assistance of The Delves Group, using the companies included in our peer group as discussed above for purposes of its benchmarking analysis.

As a result of this benchmarking analysis, to make our retirement benefits more competitive with those offered by our peer companies, effective on November 1, 2010, we amended the Target Supplemental Retirement Plan.  Prior to the amendment, the retirement benefit provided under the Target Supplemental Retirement Plan was an amount equal to 2.0% of the participant’s final average compensation, multiplied by his or her years of service (up to a maximum of 30) as of his or her retirement date, but reduced by the participant’s Social Security retirement benefit and other retirement plan benefits.  As a result of the amendment, the retirement benefit for participants whose retirement date occurs on or after November 1, 2010 will no longer be reduced by the participant’s other retirement plan benefits.

The amendment also modified provisions of the Target Supplemental Retirement Plan relating to eligibility for retirement.  Prior to the amendment, participants were eligible to receive benefits under the Target Supplemental Retirement Plan upon retirement, which was defined in the Target Supplemental Retirement Plan as a termination of employment on or after age 58 with fifteen years of service.  As a result of the amendment, participants who terminate employment on or after November 1, 2010 at or after age 58 with ten years of service will be eligible to receive a retirement benefit.  As part of the compensation package we offered Mr. Hinrichs when he joined our company in 2010, we reduced the years of continuous service required for him to be eligible to receive a retirement benefit under the Target Supplemental Retirement Plan to 7.5 years.

For more information regarding this plan, see the narrative discussion following the “Pension Benefits for Fiscal 2010” table.

What perquisites do we provide?

We provided a modest level of personal benefits to named executive officers in 2010, as summarized below:

•	Each of the executive officers had use of a company car for business and personal travel.

•
Our executive officers are provided with enhanced short-term and long-term disability benefits compared with our other salaried employees.  For salaried employees who are not executive officers, the short-term disability benefit provides up to six months of base salary replacement in an amount between 60% and 100% of the salaried employee’s base salary depending on the salaried employee’s credited years of service with our company.  For our executive officers, base salary replacement is 100% regardless of credited years of service.  For salaried employees who are not executive officers, the long-term disability benefit commences following six months of disability and provides a benefit of 60% of base salary (which base salary is capped at $300,000 for purposes of calculating the long-term disability benefit).  For our executive officers, the same formula applies but there are no caps.

•
In 2010, the Committee determined, based on its review of the peer group survey data provided by The Delves Group discussed above, that the life insurance benefits we provided to our executive officers were not competitive with our peer group.  In response to this determination, we increased the amount of company-paid term life insurance that we offer to our executive officers.  The premiums paid for each of our named executive officers for this life insurance in 2010 are included below in the “Summary Compensation Table for Fiscal Years 2008-2010” in the column entitled “All Other Compensation.”  We do not provide a tax gross up in connection with this benefit.

In past years, we maintained a special life insurance benefit for Mr. Knueppel, and he did not receive a life insurance benefit under the basic program offered to other named executive officers and other salaried employees.  We were the owner of the policy on the life of Mr. Knueppel with a basic death benefit to him of $500,000.  We paid the entire annual premium on the policy, and income was imputed to Mr. Knueppel in accordance with governmental regulations.  We discontinued this arrangement in 2010.

How do we assure that compensation keeps our executives focused on long-term success?

Our long-term success depends on excellent financial and operational performance year after year.  Therefore, to focus on both the short and long-term success of the Company, our named executive officers’ compensation includes a significant portion—approximately 65% to 70%—that is “at risk” because the value of such compensation is determined based on the achievement of specified results or subject to forfeiture.  If short-term and long-term financial goals are not achieved, then performance-related compensation will decrease.  If goals are exceeded, then performance-related compensation will increase.

In addition, compensation paid in the form of equity awards, such as RSUs and SARs, instead of cash is at-risk because its value varies with changes in the stock price.  By creating a total compensation package where a considerable percentage is paid in equity awards, our executive officers have a significant stake in the long-term success of the Company and gain financially along with our shareholders.

As shown in the following charts, in fiscal 2010, 68% of the CEO’s total compensation and, on average, 66% of the other named executive officers’ compensation was at-risk dependent on performance.  Forty-seven percent (47%) of the CEO’s total compensation and, on average, 45% of the other named executive officers’ total compensation was paid in RSUs or SARs.

For 2010, the CEO’s total compensation reported in the Summary Compensation Table  includes  $1,774,757 in “Change in Pension Value and Nonqualified Deferred Compensation  Earnings.”  Mr. Knueppel is  62 years of age with 31 years of service with our company and, therefore, qualifies for retirement under the plan.

What are our executive stock ownership requirements?

To underscore the importance of linking executive compensation and shareholder interests, we have implemented stock ownership requirements for certain executives, including our named executive officers.  Executives subject to these stock ownership requirements must own a certain dollar value amount of stock before they are permitted to sell shares (other than shares sold to pay option exercise prices or shares sold or surrendered to cover taxes).  Executives who sell shares in violation of these requirements may be ineligible for future long-term incentive awards.  The stock ownership policy requires our CEO to hold shares with a value five (5) times his base salary.  For our Chief Operating Officer and Chief Financial Officer, the ownership threshold is three (3) times base salary and for all other executives the ownership threshold is one (1) times base salary.

What severance and change in control benefits do we provide?

We have no employment agreements with any of our named executive officers that provide benefits prior to a change in control of our company. However, we have entered into change in control and termination agreements with Messrs. Knueppel, Hinrichs, Gliebe, Colvin and Avampato and, under our equity incentive plans, a change in control of our company may trigger potential benefits for all participants, including accelerated vesting of awards.  For a detailed description of the material terms and conditions of these agreements and the change in control provisions of our equity incentive plans, see the “Potential Payments upon a Termination or Change in Control” section below.

The Committee believes the change in control and termination benefits that we provide our named executive officers under the change in control and termination agreements and our equity incentive plans are consistent with the Committee’s overall objective of building shareholder value and contain terms that are similar to those offered to executives of comparable companies.  The purpose of the benefits is to focus our named executive officers on taking actions that are in the best interests of our shareholders without regard to whether such action may ultimately have an impact on their job security, and to avoid the loss of key managers that may occur in connection with an anticipated or actual change in control.  The change in control benefits that we provide our executive officers fulfill these purposes by generally maintaining the executive officers’ expected current and long-term compensation for a specified period following the change in control, vesting awards granted prior to the change in control and, in the case of Messrs. Knueppel, Gliebe and Colvin, making the executive officers whole for certain excise taxes that may result from compensation paid and benefits provided in connection with the change in control and any related termination of employment.  All of our change in control agreements contain “double trigger” provisions, which means that, for an executive officer to receive severance benefits under the agreement, in addition to the change in control there must be some adverse change in the circumstances of the executive officer’s employment. The Committee selected the triggering events for change in control and termination benefits to our named executive officers based on its judgment that these events were likely to result in the job security distractions and retention concerns described above.  Other than the change in control and termination agreements, we have no formal severance program in place for our named executive officers.

As described above, in 2010 the Committee adopted a policy eliminating tax gross-ups from all new change in control and termination agreements that we enter into with our executive officers.  This policy was applied to the change in control and termination agreements entered into with Messrs. Hinrichs and Avampato in 2010, as well as one additional executive officer who is not a named executive officer, which contain no tax gross-ups.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for each of our named executive officers: (1) the dollar value of base salary and annual cash incentive earned during the years indicated; (2) the full grant date fair value of RSU and SAR awards granted during the years indicated, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718; (3) the dollar value of earnings for services pursuant to awards granted during the indicated year under non-equity incentive plans; (4) the change in pension value and non-qualified deferred compensation earnings during the years indicated; (5) all other compensation for the years indicated; and, finally, (6) the dollar value of total compensation for the years indicated.  Our named executive officers are our CEO, our current Vice President and Chief Financial Officer, our former Vice President and Chief Financial Officer, each of our three other most highly compensated executive officers as of January 1, 2011 (each of whose total cash compensation exceeded $100,000 for fiscal year 2010) and one additional former executive officer who would have been one of the most highly compensated executive officers if he had been an executive officer on January 1, 2011.  In accordance with the rules of the SEC, the table includes information for the fiscal years ended December 27, 2008, January 2, 2010 and January 1, 2011 for each named executive officer or such shorter period as the named executive officer has been a named executive officer.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2008-2010

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Henry W. Knueppel	2010	844,750	0	3,865,680	0	1,837,500	1,774,757	16,056	8,338,743
Chairman and Chief Executive Officer	2009	678,600	0	639,750	1,376,118	265,817	623,160	29,861	3,613,306
(Principal Executive Officer)	2008	746,750	0	422,800	1,027,600	774,735	2,813,886	81,365	5,867,136

Charles A. Hinrichs	2010	110,999	0	200,003	0	143,000	0	19,673	473,675
Vice President and Chief Financial Officer(7)
(Principal Financial Officer)

David A. Barta	2010	162,707	0	0	0	0	0	8,826	171,533
Former Vice President and Chief Financial Officer(8)	2009	355,000	0	127,950	382,255	62,576	66,054	18,067	1,011,902
	2008	350,000	0	126,840	367,000	182,381	48,484	16,539	1,091,244

Mark J. Gliebe	2010	569,500	0	466,336	963,900	900,000	731,674	21,789	3,653,199
President and Chief Operating Officer	2009	454,100	0	341,200	535,157	101,109	217,657	23,123	1,672,346
	2008	472,250	0	338,240	513,800	294,687	478,581	35,853	2,133,411

Terry R. Colvin	2010	253,250	0	138,060	272,160	208,000	8,369	15,659	895,498
Vice President, Corporate Human Resources	2009	233,000	0	63,975	229,353	32,857	0	16,275	575,460
	2008	229,750	0	38,052	132,120	95,763	0	14,538	510,223

John Avampato	2010	233,388	0	36,816	136,080	188,800	33,247	8,148	636,479
Vice President, Chief Information Officer

Paul J. Jones	2010	192,096	0	288,392	595,350	0	0	11,608	1,087,446
Former Vice President, General Counsel and Secretary(9)	2009	292,000	0	85,300	282,869	46,324	11,058	15,368	732,919
	2008	287,750	0	63,420	220,200	135,014	0	16,419	722,803

( (1)
The base salary amounts for Messrs. Knueppel and Gliebe reflect their temporary waiver of 20% and 10% of their base salaries, respectively, for a portion of fiscal year 2009. The Committee and our Board determined in October 2009 that the economic conditions had improved sufficiently to reinstate the base salaries of Messrs. Knueppel and Gliebe effective October 1, 2009, and their base salaries remained frozen for the remainder of 2009.

(2)
These amounts reflect the full grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with ASC Topic 718, Compensation-Stock Compensation.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  The assumptions made in valuing the stock awards for 2010, 2009 and 2008 are included under the caption “Shareholders Equity” in Notes 10, 7 and 2, respectively, of the Notes to Consolidated Financial Statements in the 2010, 2009 and 2008 Annual Reports on Form 10-K, and such information is incorporated herein by reference.

(3)
These amounts reflect the full grant date fair value of all option awards granted during the indicated fiscal year, computed in accordance with ASC Topic 718.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  The assumptions made in valuing the option awards for 2010, 2009 and 2008 are included under the caption “Shareholders Equity” in Notes 10, 7 and 2, respectively, of the Notes to Consolidated Financial Statements in the 2010, 2009 and 2008 Annual Reports on Form      10-K, and such information is incorporated herein by reference.

(4)
As discussed in more detail in the Compensation Discussion and Analysis, under the SVA Cash Incentive Plan we pay any annual cash incentive amounts earned above the target annual cash incentive value in three equal annual installments.  Since the amounts shown for 2008 and 2010 with respect to each named executive officer are in excess of 100% of the applicable target annual cash incentive values, we have paid or will pay, as applicable, a portion of the amount in installments over the next three years as long as the named executive officer has not voluntarily terminated his employment with us (other than upon retirement) or been terminated for cause on the installment payment date.

(5)
The values shown are not current cash benefits, but rather actuarial calculations of the change in the accumulated benefit obligations under the Target Supplemental Retirement Plan. Messrs. Knueppel and Gliebe have 31 years and 29 years, respectively, of credited service with our company.  Because Mr. Knueppel qualifies for retirement under the Target Supplemental Retirement Plan for all years presented, the entire annual change in his accumulated benefit is shown in the table.

(6)
The amounts shown include payments for personal benefits and for the other items identified below.  We provide a modest level of personal benefits to named executive officers.  These personal benefits include use of a company car, the payment of certain moving expenses and the payment of life insurance premiums.  For 2010, other items included in this column were: relocation costs of $17,723 for Mr. Hinrichs and company contributions to the named executive officers’ 401(k) plans of $8,575, $1,950, $8,558, $7,831, $7,479 and $5,824 for Messrs. Knueppel, Hinrichs, Gliebe, Colvin, Avampato and Jones, respectively.

(7)	Mr. Hinrichs became our Vice President and Chief Financial Officer on September 20, 2010.
(8)	Mr. Barta resigned as our Vice President and Chief Financial Officer effective May 14, 2010.
(9)	Mr. Jones resigned as our Vice President, General Counsel and Secretary effective July 24, 2010.

Grants of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that the Committee made to our named executive officers during 2010, including incentive plan awards (equity-based and non-equity based) and other plan-based awards.  Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year.  The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about these awards.  Non-equity incentive plan awards are awards that are not subject to ASC Topic 718 and are intended to serve as an incentive for performance to occur over a specified period.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2010

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)
Henry W. Knueppel	5/05/2010	4/25/2010				63,000			3,865,680
			0	918,750	1,837,500

Charles A. Hinrichs	11/04/2010	9/17/2010				3,618			200,003
			0	214,500	429,000

David A. Barta

Mark J. Gliebe	5/05/2010	4/25/2010				7,600			466,336
	5/05/2010	4/25/2010					42,500	61.36	963,700
			0	450,000	900,000

Terry R. Colvin	5/05/2010	4/25/2010				2,250			138,060
	5/05/2010	4/25/2010					12,000	61.36	272,160
			0	104,000	208,000

John Avampato	5/05/2010	4/25/2010				600			36,816
	5/05/2010	4/25/2010					6,000	61.36	136,080
			0	94,400	188,800

Paul J. Jones	5/05/2010	4/25/2010				4,700			288,392
	5/05/2010	4/25/2010					26,250	61.36	595,350
			0	165,000	330,000

(1)
The table reflects the estimated future payouts at the time these awards were granted under the SVA Cash Incentive Plan.  As of the date of this proxy statement, these awards have been earned and, up to the target amount, paid out.  As discussed in more detail in the Compensation Discussion and Analysis, annual cash incentives earned above the target annual cash incentive value under the SVA Cash Incentive Plan are subject to payment in three equal annual installments.  To receive the installment payments, the named executive officer must not have voluntarily terminated his employment with us (other than upon retirement) or been terminated for cause prior to the applicable payment date.  We do not credit interest on amounts subject to payment in installments.

Equity Incentive Plan Awards

As reflected in the tables above, the Committee granted equity-based awards to our named executive officers in 2010.  The Committee granted these awards under our two equity incentive plans:  the 2003 Equity Incentive Plan, or the 2003 Plan, and the 2007 Equity Incentive Plan, or the 2007 Plan.  Our equity incentive plans are administered by the Committee with respect to key employee participants, and the Committee generally has the authority to set the terms of awards under the plans except to the extent the plans specify such terms.

Effective May 2010, the Committee awarded 63,000, 7,600, 2,250, 600 and 4,700 restricted stock units to Messrs. Knueppel, Gliebe, Colvin, Avampato and Jones, respectively, under the 2003 Plan.  In light of Mr. Knueppel’s tenure with our company and expected near-term retirement, the Committee determined to provide his equity awards for 2010 entirely in the form of restricted stock units, as opposed to a combination of restricted stock units and stock appreciation rights.  Pursuant to its practice of granting equity-based awards only during an “open window” period following the release of our quarterly or annual financial results, the Committee awarded these restricted stock units with an effective grant date of May 5, 2010, which was the beginning of the first open window period following the Committee’s action. These restricted stock units had a grant date fair value of $61.36 per share as determined pursuant to ASC Topic 718, which is equal to the closing market price of a share of our common stock on the date of grant.  Effective November 2010, the Committee also awarded 3,618 restricted stock units to Mr. Hinrichs, who joined our company in September 2010.  Pursuant to its practice described above, the Committee awarded these restricted stock units with an effective grant date of November 4, 2010, which was the beginning of the first open window period following the Committee’s action.  Mr. Jones forfeited the restricted stock units when he resigned in July 2010.  All of the units granted to our named executive officers during 2010 remain subject to forfeiture for three years following the date of grant.

The Committee also granted stock appreciation rights, or SARs, to each of our named executive officers other than Messrs. Knueppel, Barta and Hinrichs in 2010.  Effective May 2010, the Committee awarded Messrs. Gliebe, Colvin, Avampato and Jones SARs under the 2007 Plan with respect to 42,500, 12,000, 6,000 and 26,250 shares, respectively, at a per share base price of $61.36.  Mr. Jones forfeited the SARs when he resigned in July 2010.  Pursuant to its practice of granting equity-based awards only during an “open window” period following the release of our quarterly or annual financial results, the Committee awarded these SARs with an effective grant date of May 5, 2010, which was the beginning of the first open window period following the Committee’s action.  The base price of the SARs equals the closing market price of a share of our common stock on the date of grant.  The SARs vest and become exercisable over a five-year period, with 40% vesting on the second anniversary of the grant date and 20% vesting on each of the third, fourth and fifth anniversaries of the grant date.  The SARs will expire on May 5, 2020.

Except as otherwise provided by the Committee, awards under the 2003 Plan or any rights or interest may not be assigned or transferred except by will or the laws of descent and distribution during the lifetime of the participant.  Awards under the 2007 Plan and any rights under such awards are generally not assignable, alienable, saleable or transferable by participants.

Shareholder Value Added Cash Incentive Plan

As reflected in the tables above, our named executive officers participated in the SVA Cash Incentive Plan, which is designed to promote the maximization of shareholder value over the long term.  The SVA Cash Incentive Plan provides annual cash incentive opportunities based on a comparison of actual annual SVA to target SVA for the year in question.  Performance above target SVA earns an annual cash incentive more than the target annual cash incentive while performance below target SVA earns an annual cash incentive less than the target annual cash incentive.  Under the SVA Cash Incentive Plan, the annual cash incentives earned in one year up to the target annual cash incentive (100%) are fully paid in cash following the end of that year.

Annual cash incentive amounts earned above the target annual cash incentive value are paid in installments, with one-third of the above-target amount being paid to the participant in cash after the end of each of the following three years, as long as the named executive officer’s employment with us has not been voluntarily terminated (other than upon retirement) or terminated for cause.  We do not credit participants with interest on amounts subject to payment in installments.  In 2010, the percent of target annual cash incentive actually earned was above 100%.  Therefore, a portion of the annual cash incentive amounts earned for 2010 was deferred and subject to payment in installments.

Target Supplemental Retirement Plan

The column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table includes amounts attributable to the change in the actuarial present value of the respective accumulated benefits under the Target Supplemental Retirement Plan for Messrs. Knueppel, Hinrichs, Barta, Gliebe, Colvin, Avampato and Jones.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards and stock appreciation rights held by our named executive officers at January 1, 2011, including the number of shares underlying both exercisable and unexercisable portions of each stock option and stock appreciation right as well as the exercise or grant price and expiration date of each outstanding option and stock appreciation right.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Henry W. Knueppel	42,000	14,000(4)	36.36	1/27/2016
	42,000	28,000(5)	48.05	2/06/2017
	28,000	42,000(6)	42.28	5/2/2018
	0	90,000(7)	42.65	5/8/2019
					88,000(8)	6,542,480

Charles A. Hinrichs					3,618(9)	241,537

Mark J. Gliebe	50,000	0	29.00	1/3/2015
	28,000	7,000(10)	36.36	1/27/2016
	21,000	14,000(11)	48.05	2/06/2017
	14,000	21,000(12)	42.28	5/02/2018
	0	35,000(13)	42.65	5/8/2019
	0	42,500(14)	61.36	5/5/2020
					23,600(15)	1,575,536

Terry R. Colvin	6,000	1,500(16)	42.94	9/11/2016
	4,500	3,000(17)	44.12	5/01/2017
	3,600	5,400(18)	42.28	5/02/2018
	0	15,000(19)	42.65	5/8/2019
	0	12,000(20)	61.36	5/5/2020
					4,650(21)	310,434

John Avampato	8,000	2,000(22)	47.25	4/26/2016
	1,500	1,000(23)	44.12	5/01/2017
	2,400	3,600(24)	42.28	5/02/2018
	0	6,000(25)	42.65	5/8/2019
	0	6,000(26)	61.36	5/5/2020
					1,800 (27)	120,168

_________________________

1)      Exercisable stock options are vested.  Unexercisable stock options vest as noted.
2)      Restricted stock and restricted stock units vest as noted.
3)	Based on $66.76 per share closing price of our common stock on the New York Stock Exchange on December 31, 2010.
4)	14,000 options will vest on 1/27/2011.
5)	These stock appreciation rights vest with respect to 14,000 shares per year on each of 2/6/2011 and 2/6/2012.
6)	These stock appreciation rights vest with respect to 14,000 shares per year on each of 5/2/2011, 5/2/2012 and 5/2/2013.
7)	These stock appreciation rights vest with respect to 36,000 shares on 5/8/2011, and 18,000 shares per year on each of 5/8/2012, 5/8/2013 and 5/8/2014.
8)	10,000 shares vest on 5/2/2011, 15,000 shares vest on 5/8/2012 and 63,000 shares vest on May 5, 2013.
9)	All of these shares vest on 11/4/2013.
10)	7,000 options will vest on 1/27/2011.
11)	These stock appreciation rights vest with respect to 7,000 shares per year on each of 5/2/2011 and 5/2/2012.
12)	These stock appreciation rights vest with respect to 7,000 shares on each of 5/02/2011, 5/02/2012 and 5/02/2013.
13)	These stock appreciation rights vest with respect to 14,000 shares on 5/8/2011 and 7,000 shares on each of 5/8/2012, 5/8/2013 and 5/8/2014.
14)	These stock appreciation rights vest with respect to 17,000 shares on 5/5/2012 and 8,500 shares on each of 5/5/2013, 5/5/2014 and 5/5/2015.
15)	8,000 shares will vest on each of 5/02/2011 and 5/8/2012, and 7,600 shares will vest on 5/5/2013.
16)	These stock appreciation rights vest with respect to 1,500 shares on 9/11/2011.
17)	These stock appreciation rights vest with respect to 1,500 shares per year on each of 5/1/2011 and 5/1/2012.
18)	These stock appreciation rights vest with respect to 1,800 shares on each of 5/2/2011, 5/2/2012 and 5/2/2013.
19)	These stock appreciation rights vest with respect to 6,000 shares on 5/8/11 and 3,000 shares on each of 5/8/2012, 5/8/2013 and 5/8/2014.
20)	These stock appreciation rights vest with respect to 4,800 shares 5/5/2012 and 2,400 shares on each of 5/5/2013, 5/5/2014 and 5/5/2015.
21)	900 shares vest on 5/02/2011, 1,500 shares vest on 5/8/2012 and 2,250 shares vest on 5/5/2013.
22)	These options will vest on 4/26/2011.
23)	These stock appreciation rights vest with respect to 500 shares on each of 5/2/2011 and 5/2/2012.
24)	These stock appreciation rights vest with respect to 1,200 shares on each of 5/2/2011, 5/2/2012 and 5/2/2013.
25)	These stock appreciation rights vest with respect to 2,400 shares on 5/8/2011 and 1,200 shares on each of 5/8/2012, 5/8/2013 and 5/8/2014.
26)	These stock appreciation rights vest with respect to 2,400 shares on 5/5/2012 and 1,200 shares on each of 5/5/2013, 5/5/2014 and 5/5/2015.
27)	600 shares vest on each of 5/2/2011, 5/8/2012 and 5/5/2013.

Option Exercises and Stock Vested

The following table sets forth information relating to the number of stock options and stock appreciation rights exercised and the stock awards that vested during the last fiscal year for each of our named executive officers on an aggregate basis.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2010

	Stock Option Awards		Restricted Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Henry W. Knueppel	56,000	1,452,080	10,000	538,600
Charles A. Hinrichs	0	0	0	0
David A. Barta	85,000	2,399,350	3,000	161,580
Mark J. Gliebe	0	0	8,000	430,880
Terry R. Colvin	0	0	750	49,103
John Avampato	0	0	250	16,368
Paul J. Jones	17,415	343,476	1,250	81,838

RETIREMENT BENEFITS (TARGET SUPPLEMENTAL RETIREMENT PLAN)

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under each defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation.  The valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each of our named executive officers are included under the caption “Retirement Plans” in Note 6 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 1, 2011 and such information is incorporated herein by reference.  The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in our audited financial statements for the year ended January 1, 2011.  The table also reports any pension benefits paid to each named executive officer during the year.

PENSION BENEFITS FOR FISCAL 2010

Name	Plan name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Henry W. Knueppel	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	31	8,894,105	0
Charles A. Hinrichs	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	0	0	0
David A. Barta	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	6	0	0
Mark J. Gliebe	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	29	2,224,010 (1)	0
Terry R. Colvin	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	4	8,369	0
John Avampato	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	4	33,247	0
Paul J. Jones	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	4	0	0

(1)
In addition to the four years that Mr. Gliebe has been employed by us, he has been credited under the Regal Beloit Target Supplemental Retirement Plan with the 23 years for which he had credit under his previous employer’s retirement plan.  When Mr. Gliebe’s benefits are paid under the Target Supplemental Retirement Plan, we will deduct from the benefit owed to Mr. Gliebe those amounts paid by his previous employer under the previous employer’s retirement plan.

Target Supplemental Retirement Plan

Messrs. Knueppel, Hinrichs, Gliebe, Colvin and Avampato participate in the Target Supplemental Retirement Plan, or the Supplemental Plan.  The Supplemental Plan limits participants to officers and other key employees selected by the Committee.  The purpose of the Supplemental Plan is to provide replacement income for executives, which is comparable, on a percentage basis, to the retirement income that other employees are entitled to receive and to provide competitive retirement benefits as compared to our peer group of companies.  The Supplemental Plan does this by supplementing retirement income which is lost to higher paid employees due to Social Security caps and limits on income considered for our qualified retirement plans.  Under the Supplemental Plan, participants are entitled, upon retirement, to receive a target supplemental retirement benefit.  This benefit ensures that a participant receives an annual pension benefit that provides up to a maximum of 60% of compensation replacement by paying a benefit that is equal to two percent of the participant’s average annual earnings, which is comprised of the participant’s base salary (including any base salary that the participant waived) and target annual cash incentives, including annual cash incentives pursuant to the SVA Cash Incentive Plan, during the final five years of service with our company, multiplied by the participant’s years of service with our company (up to a maximum of 30 years).  The benefit is paid for up to 15 years after retirement.  Prior to November 1, 2010, the retirement benefit provided under the Supplemental Plan was reduced by the participant’s Social Security retirement benefit and other retirement plan benefits.  Effective on November 1, 2010, we amended the Supplemental Plan to provide that the retirement benefit for participants whose retirement date occurs on or after November 1, 2010 will be reduced only by the participant’s Social Security retirement benefit.  For Mr. Gliebe, the monthly pension benefit payable under the Supplemental Plan is also reduced by the amount payable to Mr. Gliebe under his previous employer’s retirement plan.

To receive benefits under the Supplemental Plan, prior to November 1, 2010, a participant needed a minimum of 15 years of continuous service and to have reached the age of at least 58 or to have reached the age of at least 65.  Effective on November 1, 2010, the Supplemental Plan was amended to provide that participants who terminate employment on or after November 1, 2010 at or after age 58 with a minimum of 10 years of continuous service will be eligible to receive a retirement benefit.  As part of the compensation package we offered Mr. Hinrichs when he joined our company in 2010, we reduced the years of continuous service required for him to be eligible to receive a retirement benefit under the Supplemental Plan to 7.5 years.  The Committee also has discretion to grant additional years of service and/or revise the retirement age requirement for a participant to qualify for benefits, which discretion has never been exercised.

Potential Payments on a Termination or Change in Control

We have no employment agreements with any of our named executive officers that provide for any benefits prior to a change in control of our company.  We have entered into agreements and maintain plans that require us to provide certain benefits to our named executive officers if we undergo a change in control and if the employment of our named executive officers terminates or is adversely affected under circumstances specified in the agreements and plans.

Termination of Employment Prior to a Change in Control

Under our equity incentive plans, if a named executive officer’s employment with us terminates for any reason other than “cause,” all outstanding stock option and stock appreciation right awards generally expire on approximately the thirtieth day following the termination, and all unvested restricted stock awards are forfeited, subject, under certain circumstances, to exceptions permitted by the Committee.  If a named executive officer’s employment is terminated for cause, restricted stock awards that have not vested are generally forfeited immediately, and each unexpired and uncancelled stock option or stock appreciation right award, to the extent not previously exercised, terminates immediately.  “Cause” is defined under our equity incentive plans as (i) the participant’s commission of any felony; (ii) the participant’s fraud, dishonesty, theft, embezzlement, disclosure of trade secrets or confidential information or (iii) other acts or omissions by the participant that result in a breach of any fiduciary duty the participant owes to us.

Change in Control without Termination of Employment

Other than the protections provided by our equity incentive plans, we do not maintain any formal severance program for our named executive officers outside of the context of a change in control of our company.  In the context of a change in control, however, our key executive employment and termination agreements with each of our named executive officers as well as our equity incentive plans require us to provide certain benefits to covered named executive officers.  The agreements also provide for enhanced benefits if the employment of the covered named executive officers terminates in connection with a change in control of our company.  A change in control under our agreements with our named executive officers and our equity incentive plans generally means any of the following: (i) a person or entity acquires 20% or more of our common stock, (ii) a change occurs in the composition of the board of directors that is not approved by at least two-thirds of the existing directors, (iii) our shareholders approve a merger, consolidation or share exchange other than one that would result in less than a 50% change in ownership of us as the surviving entity, or (iv) our shareholders approve a plan for our dissolution or liquidation.

Under our agreements with our named executive officers, upon a change in control, we are required to cause all restrictions on any restricted stock awards made to the named executive officer prior to the change in control to lapse and to fully and immediately vest all stock options and SARs granted to the named executive officer prior to the change in control.  We are also required, after the change in control, generally to maintain base salaries, fringe benefits, and incentive compensation opportunities at a level equivalent to or higher than the level at which we provided such benefits prior to the change in control.

In addition, in the event of a change in control, under our equity incentive plans, any participant holding a stock option or SAR may exercise the option or SAR in full, even if the option was not otherwise exercisable, and has the right to receive, upon sixty days’ written notice to us after the change in control, cash equal to the excess of the change in control price of the shares covered under the surrendered option or SAR over the exercise or base price of the surrendered options or SARs.  On the date of the change in control, any unvested restricted stock awards held by a participant vest in full and each participant has the right, upon sixty days’ written notice to us, to receive, in exchange for the surrender of the restricted stock awards, an amount of cash equal to the change in control price of the restricted stock awards.

If the change in control transaction would trigger the adjustment provisions of our equity incentive plans, because, under the 2003 Plan, it is a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares, or because, under the 2007 Plan, it is a merger, specified subdivision, combination or dividend of shares, a cash dividend meeting certain requirements, or other event that, in the judgment of the Board or the Committee requires an adjustment to prevent dilution or enlargement of the benefits under the 2007 Plan, the Committee or the Board may make appropriate adjustments to prevent dilution or enlargement of the benefits or potential benefits available under our equity incentive plans.  Under the adjustment provision, the Committee may also determine a cash payment amount to be paid to the holder of any outstanding award in exchange for cancellation of all or a part of the award.  However, under the 2003 Plan, if the event or transaction creates a change in control, then any such payment must be the greatest amount the participant could have received under the change in control provisions described above and, if the Committee determines it is necessary, each share subject to an award may be substituted by the number and kind of shares, other securities, cash or other property to which holders of our common stock are or will be entitled pursuant to the transaction.

Termination of Employment Connected to a Change in Control

The severance benefits provided under our agreements with our current named executive officers are triggered if, during the period starting six months before and ending, in the case of Messrs. Knueppel, Hinrichs and Gliebe, three years or, in the case of Messrs. Colvin and Avampato, two years, after a change in control of our company, the executive’s employment is terminated.  If the executive’s employment is terminated for cause, or as a consequence of death or disability, our obligations under the agreement are limited to the payment of amounts already earned, plus a prorated portion of any bonus, including annual cash incentives under the SVA Cash Incentive Plan, assuming the performance goal for such bonus had been attained.  We may terminate the executive for “cause” under these agreements if he (i) engages in intentional conduct not taken in good faith that has caused us demonstrable and serious financial injury, (ii) is convicted of a felony which substantially impairs the executive’s ability to perform his duties, or (iii) willfully and unreasonably refuses to perform his duties or responsibilities.

If the executive’s employment is terminated other than for cause or as a result of death or disability, or by the executive with good reason, our full obligations under the agreement will be triggered.  The executive may terminate his employment with “good reason” under the agreements if

•	we breach the terms of the agreement;

•	we reduce the executive’s base salary, annual cash incentive opportunity or benefits;

•	we remove the executive from positions within our company;

•	the executive determines in good faith that there has been a material adverse change in his working conditions or status;

•	we relocate the executive; or

•	we require the executive to travel 20% more frequently than prior to the change in control.

Under the agreements, the executive will receive a termination payment that is equal to, in the case of Messrs. Knueppel, Hinrichs and Gliebe, three times or, in the case of Messrs. Colvin and Avampato, two times the sum of (1) the executive’s annual base salary then in effect (2) the higher of (i) the executive’s annual cash incentive target bonus for the fiscal year of the termination, which includes annual cash incentive payments under the SVA Cash Incentive Plan, or (ii) the annual cash incentive received in the year prior to the change in control and (3) the value of all  benefits.  The agreements with Messrs. Knueppel, Gliebe and Colvin, but not the agreements with Messrs. Hinrichs and Avampato, also contain a gross-up provision, which provides for additional payments to the executives to compensate them for any excise taxes on payments related to the change in control that may be imposed on the executives under the Internal Revenue Code.  As described above, in 2010 we adopted a policy prohibiting such gross-up provisions in future change of control and severance agreements with executive officers, and this policy applied to the agreements we entered into with Messrs. Hinrichs and Avampato in November 2010.

    The executive also will receive outplacement services, health and life insurance for up to, in the case of Messrs. Knueppel, Hinrichs and Gliebe, three years, or, in the case of Messrs. Colvin and Avampato, two years, and the reimbursement of certain accounting and legal fees related to calculating the tax impact of these payments.  We will also waive any minimum years of service requirements with respect to supplemental retirement programs, including the Target Supplemental Retirement Plan, and will make a payment equal to the value of any additional retirement benefits the executive would receive if he had remained employed for, in the case of Messrs. Knueppel, Hinrichs and Gliebe, three years, or in the case of Messrs. Colvin and Avampato, two years.  The executive will also be credited with, in the case of Messrs. Knueppel, Hinrichs and Gliebe, three years’ or, in the case of Messrs. Colvin and Avampato, two years’ additional service under any post-retirement welfare benefit plan that we maintain.  Finally, we will pay any performance awards granted under a long-term incentive plan at target as if all performance requirements were met, but offset by any amount paid upon the change in control under the same award.  We do not currently maintain any long-term cash incentive plan and no awards are outstanding to our named executive officers under any such plan.

Tables Summarizing Payments Upon Termination or Change in Control

The following tables describe the potential payments upon termination and change in control.  These tables assume that the triggering event or events occurred on January 1, 2011, the last day of our fiscal year, and the price per share of our common stock was $66.76, the closing market price on the last trading day prior to that date.

The following table sets forth certain information relating to the compensation of Mr. Knueppel, our Chairman and Chief Executive Officer, upon a change in control of our company and following a termination of Mr. Knueppel’s employment.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination/ Retirement(1)	Involuntary Not for Cause Termination(2)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (3)	Death or Disability
Compensation:
Current Year SVA Annual Cash Incentive	1,837,500	1,837,500			1,837,500	1,837,500
Payment of SVA from Prior Years	13,824	13,824			13,824	13,824
Termination Payment					8,211,393
Target Supplemental Plan(4)	9,200,429	9,200,429	9,200,429	9,200,429	9,200,429	9,200,429
Stock Options
Unvested and Accelerated				428,400	428,400	428,400
Restricted Stock
Unvested and Accelerated				5,892,480	5,892,480	5,892,480
Stock Appreciation Rights
Unvested and Accelerated				3,753,940	3,753,940	3,753,940
Benefits and Perquisites:
Cash Payment Under Retirement Plans					918,973
Post-termination Health & Life Insurance					43,811
Life Insurance Proceeds						400,000
Disability						345,000
Accrued Vacation Pay	67,308	67,308	67,308		67,308	67,308
Accounting and Legal Services					15,000
Outplacement Services					87,500
Total:	11,119,061	11,119,061	9,267,737	19,275,249	30,470,558	21,938,881

(1)	Assumes an approved retirement. Benefits upon a voluntary termination that is not an approved retirement would not include the payment of SVA from prior years.
(2)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.
(3)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.
(4)	Present value of annuity commencing on retirement and paid monthly for 15 years.
(5)	Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional three years.
(6)	Life insurance death benefit payable only in event of death. The amount shown reflects only the enhanced death benefits over those offered to employees generally.
(7)
Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(8)
The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Hinrichs, our Vice President and Chief Financial Officer, upon a change in control of our company and following a termination of Mr. Hinrichs’ employment.  Mr. Hinrichs is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year SVA Annual Cash Incentive		143,000			143,000	143,000
Payment of SVA from Prior Years
Termination Payment					1,839,282
Target Supplemental Plan(3)
Stock Options
Unvested and Accelerated
Restricted Stock
Unvested and Accelerated				242,261	242,261	242,261
Stock Appreciation Rights
Unvested and Accelerated
Benefits and Perquisites:
Cash Payment Under Retirement Plans					67,618
Post-termination Health & Life Insurance					46,232
Life Insurance Proceeds						400,000
Disability						54,000
Accrued Vacation Pay	30,000	30,000	30,000		30,000	30,000
Accounting and Legal Services					15,000
Outplacement Services					39,000
280G Tax Cutback
Total:	30,000	173,000	30,000	242,261	2,422,393	869,261

(1)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.
(2)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.
(3)	No benefit based on years of service.
(4)	Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional three years.
(5)	Life insurance death benefit payable only in event of death. The amount shown reflects only the enhanced death benefits over those offered to employees generally.
(6)
Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(7)
The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Gliebe, our President and Chief Operating Officer, upon a change in control of our company and following a termination of Mr. Gliebe’s employment.  Mr. Gliebe is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year SVA Annual Cash Incentive		900,000			900,000	900,000
Payment of SVA from Prior Years		5,258			5,258	5,258
Termination Payment					4,591,092
Target Supplemental Plan(3)					3,295,910
Stock Options
Unvested and Accelerated				214,200	214,200	214,200
Restricted Stock
Unvested and Accelerated				1,580,256	1,580,256	1,580,256
Stock Appreciation Rights
Unvested and Accelerated				1,871,870	1,871,870	1,871,870
Benefits and Perquisites:
Cash Payment Under Retirement Plans					496,856
Post-termination Health & Life Insurance					60,092
Life Insurance Proceeds						700,000
Disability						180,000
Accrued Vacation Pay	46,154	46,154	46,154		46,154	46,154
Accounting and Legal Services					15,000
Outplacement Services					60,000
280G Tax Gross-up					4,312,959
Total:	46,154	951,412	46,154	3,666,326	17,449,647	5,497,738

(1)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.
(2)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.
(3)	Present value of annuity commencing on retirement and paid monthly for 15 years.
(4)	Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional three years.
(5)	Life insurance death benefit payable only in event of death. The amount shown reflects only the enhanced death benefits over those offered to employees generally.
(6)
Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(7)
The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Colvin, our Vice President, Corporate Human Resources, upon a change in control of our company and following a termination of Mr. Colvin’s employment.  Mr. Colvin is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year SVA Annual Cash Incentive		208,000			208,000	208,000
Payment of SVA from Prior Years		1,709			1,709	1,709
Termination Payment					953,150
Target Supplemental Plan(3)					11,124
Stock Options
Unvested and Accelerated
Restricted Stock
Unvested and Accelerated				311,364	311,364	311,364
Stock Appreciation Rights
Unvested and Accelerated				669,672	669,672	669,672
Benefits and Perquisites:
Cash Payment Under Retirement Plans					135,600
Post-termination Health & Life Insurance					38,729
Life Insurance Proceeds						400,000
Accrued Vacation Pay	20,000	20,000	20,000		20,000	20,000
Accounting and Legal Services					15,000
Outplacement Services					26,000
280G Tax Gross-up					537,434
Total:	20,000	229,709	20,000	981,036	2,927,782	1,610,745

(1)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.
(2)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.
(3)	Present value of annuity commencing on retirement and paid monthly for 15 years.
(4)	Life insurance death benefit payable only in event of death. The amount shown reflects only the enhanced death benefits over those offered to employees generally.

The following table sets forth certain information relating to the compensation of Mr. Avampato, our Vice President and Chief Information Officer, upon a change in control of our company and following a termination of Mr. Avampato’s employment.  Mr. Avampato is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year SVA Annual Cash Incentive		188,800			188,800	188,800
Payment of SVA from Prior Years
Termination Payment					866,534
Target Supplemental Plan(3)					49,893
Stock Options
Unvested and Accelerated				39,420	39,420	39,420
Restricted Stock
Unvested and Accelerated				120,528	120,528	120,528
Stock Appreciation Rights
Unvested and Accelerated				291,148	291,148	291,148
Benefits and Perquisites:
Cash Payment Under Retirement Plans					127,022
Post-termination Health & Life Insurance					38,729
Life Insurance Proceeds						400,000
Accrued Vacation Pay	18,169	18,169	18,169		18,169	18,169
Accounting and Legal Services					15,000
Outplacement Services					23,620
280G Tax Cutback					(290,957)
Total:	18,169	206,969	18,169	451,096	1,487,906	1,058,065

(1)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.
(2)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.
(3)	Present value of annuity commencing on retirement and paid monthly for 15 years.
(4)	Life insurance death benefit payable only in event of death. The amount shown reflects only the enhanced death benefits over those offered to employees generally.

Neither Mr. Barta nor Mr. Jones received any benefits that were enhanced, or the vesting or other provisions of which were accelerated, in connection with their resignations from our company.

We set forth below a description of the assumptions that we used in creating the tables above.  Unless otherwise noted, the descriptions of the payments below are applicable to all of the above tables relating to potential payments upon termination.

Current Year SVA Annual Cash Incentive

In the event of a termination of the executive upon retirement, death, disability or in connection with or upon a change in control of our company, the executive is entitled to receive a prorated portion of the target award for the current year SVA.  In the event of a voluntary termination other than retirement, the executive is not entitled to a portion of the target award for the current year SVA.

Prior Year SVA Annual Cash Incentive Subject to Installment Payments

In the event of an involuntary termination not for cause or a termination of the executive upon retirement, death, disability or following a change in control, the executive is entitled to receive the balance of the SVA awards from prior years that have not been paid.  Such amounts will be paid as soon as practical following the termination. In the event of a voluntary termination, the executive is not entitled to any deferred SVA awards from previous years.

Stock Options, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights

Under our equity incentive plans, in the event of a termination for death, disability or retirement, other than in connection with a change in control, our Board generally has discretion to fully vest any unvested awards.  The tables assume the Board exercises such discretion and fully vests the stock options, SARs, restricted stock and restricted stock units.  All unvested stock options, SARs, restricted stock and restricted stock units vest upon a change in control.

Life Insurance Proceeds

Life insurance proceeds are the death benefits on company paid life insurance.  No life insurance payments will be made in connection with a termination for disability.

Except as otherwise noted, the following items apply only to a termination in the context of a change in control for Messrs. Knueppel, Hinrichs, Gliebe, Colvin and Avampato.  We assume the termination is without cause or by the executive with good reason.  Further, we assume that the change in control and the executive’s termination of employment both occurred on January 1, 2011, the last day of our fiscal year.

Target Supplemental Retirement Plan

In the event of a termination related to a change in control, we will waive the years of service requirement under the Target Supplemental Retirement Plan.  Amounts reported in the table reflect the present value of the accumulated benefit, using a five and fifteen hundredths percent (5.15%) discount rate.

Equity Acceleration

The executive will be entitled to the vesting of all of the executive’s then unvested stock options, SARs, restricted stock and restricted stock units upon a change in control.

Cash Payment Under Retirement Plans

The amounts relating to the cash payments under our retirement plans in the tables above reflect the cash payment that is equal to the value of additional retirement benefits that each executive would have received if he remained employed with our company for an additional three years, in the case of Messrs. Knueppel, Hinrichs and Gliebe, or two years, in the case of Messrs. Colvin and Avampato.

Post-Retirement Health Care Benefits

The executive will be covered under our health and life insurance for, in the case of Messrs. Knueppel, Hinrichs and Gliebe, three years or, in the case of Messrs. Colvin and Avampato, two years, unless the executive obtains equal or greater benefits from another employer.  We have assumed the executive will not obtain benefits from another employer.

Accounting and Legal Services

We are obligated to reimburse the executive for up to $15,000 for accounting and legal services related to the calculation of the tax gross-up amount described below.  The tables assume the entire amount is reimbursed to the executive.

Outplacement

The executive will be entitled to receive outplacement services up to the amount that is equal to ten percent (10%) of the executive’s base salary.  The tables assume the executive will use the full amount of this benefit.

Section 280G Tax Gross-up or Cut Back

Upon a change in control of our company the executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code.  We have agreed to reimburse Messrs. Knueppel, Gliebe and Colvin for all excise taxes that are imposed on them under Section 280G and any income and excise taxes that are payable by them as a result of any reimbursements for Section 280G excise taxes.  As described above, in 2010 we adopted a policy prohibiting such gross-up provisions in future change of control and severance agreements with executive officers, and this policy applied to the agreements we entered into with Messrs. Hinrichs and Avampato in November 2010.  To address Section 280G, the agreements with Messrs. Hinrichs and Avampato include a “best of” provision pursuant to which, if the amounts payable under the agreement and any other of our plans or agreements with the executive would constitute an excess parachute payment and result in an excise tax being imposed on the executive, then the executive will receive either the full amount of such payments or a lesser amount such that no portion of the payments will be subject to the excise tax, whichever would result in the greater after-tax benefit to the executive.

For Messrs. Knueppel, Gliebe and Colvin, the total Section 280G tax gross-up amount in the above tables assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed upon the executive as a result of the change in control, (ii) any income and excise taxes imposed upon the executive as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon the executive as a result of our reimbursement of the executive for any excise or income taxes.  The calculation of the Section 280G gross-up amount in the above tables is based upon a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a state income tax rate of 7.75% for Mr. Knueppel and 5.0% for Messrs. Gliebe and Colvin.  For purposes of the Section 280G calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to any non-competition agreement.  The payment of the Section 280G tax gross-up will be payable to the executive for any excise tax incurred unless the executive is terminated for cause, death, disability or pursuant to a voluntary termination without good reason.  The calculation of this gross-up assumes we can prove, by clear and convincing evidence, that we did not make the equity-based awards in 2010 in connection with or contemplation of a change in control of our company.

Non-Competition

As a condition to each executive’s entitlement to receive the severance payments and other benefits described above, the executive is required to execute a waiver of claims and be bound by the terms of a non-competition agreement which prohibits the executive from working in a business that engages in substantial competition with us, for a period of one year from the executive’s termination of employment.  Our Board may waive this provision.

Risk Assessment of Compensation Policies and Practices

We seek to design our compensation policies and practices to reflect a balanced approach between incentives to achieve short-term and longer-term objectives, both of which we believe will help us achieve sustained growth and success over the long term.  While we recognize that the pursuit of our financial performance objectives and the link between the amount of compensation earned under our incentive arrangements and achievement of the objectives may lead to employee behavior that increases certain risks to our company, we believe that we have designed our compensation programs and policies to mitigate these concerns and help to ensure that our policies and practices are consistent with our risk profile.

Our Board relies on our Compensation and Human Resources Committee to address significant risk exposures facing the company with respect to compensation, with appropriate reporting of these risks to be made to the full Board.  The Committee, with the assistance of management and independent compensation consultants, periodically evaluates our compensation policies and practices to assess whether the risks arising from these policies and practices are likely to have a material adverse effect on our company and to assess the effect on these risks of any changes to our enterprise risk profile.  The Committee did not recommend or implement any material changes in 2010 as a result of its most recent assessment, but has identified or implemented the following measures, among others, that it believes serve to mitigate any risks arising from our compensation policies and practices:

•
We use SVA as the performance measure under our annual cash incentive plan in part because it ties rewards for participants to both short-term and long-term results that we actually realize.  We believe that SVA is the corporate performance measure that is tied most directly, both theoretically and empirically, to the creation of shareholder value.  By focusing on our financial performance as a function of invested capital, our SVA-based annual cash incentive plan creates incentives for prudent investments in assets that are capable of providing strong returns.

•
We have capped payouts under our SVA-based cash incentive plan at 200% and any cash incentive amounts earned in a year above the target cash incentive value for that year are paid over time in installments, with one-third of the above-target amount being paid to the participant in cash after the end of each of the following three years, so long as the named executive officer has not voluntarily terminated his or her employment with us or has been terminated for cause.  We believe that capping the maximum annual cash incentive and deferring over three years the payment of any cash incentive amounts earned above the target cash incentive value serve to limit participants’ incentives to take short-term or inappropriately risky measures to increase payouts in any given year.

•
Our SAR and RSU awards under our long-term incentive compensation arrangements are subject to five- and three-year vesting periods, respectively, which we believe fosters employee retention and further helps to mitigate against taking short-term risks, while encouraging our employees to focus on our sustained growth over the long term.

•
We have implemented stock ownership guidelines for certain executives, including our named executive officers, which we believe help to focus our executives on long-term stock price appreciation and sustainability.

We maintain incentive compensation programs for certain of our non-executive officer employees at select business units or functions under which compensation is determined in part on the basis of sales, plant performance criteria or productivity measures. The eligible employees are generally engaged in sales or manufacturing functions and our general philosophy regarding their compensation is to provide a portion of their compensation on a variable basis to create incentives for them to bring in new customers and/or increase sales to existing customers, and improve manufacturing productivity and efficiencies. We recognize that encouraging these actions by the participants may pose risks through the possibility of generating a high volume of low-quality sales or short-term revenue accompanied by long-term costs or additional risks. Accordingly, we designed the programs to limit these risks by capping the amount of compensation participants may earn under these variable compensation programs and by taking into account profitability of additional sales on which variable compensation is paid and the quality and continuous improvement of plant performance and productivity measures. We monitor the programs periodically to determine whether our risk-management objectives are being addressed by these features and intend to modify the programs if necessary to reflect changes to our risk profile.

DIRECTOR COMPENSATION

The following table sets forth certain information relating to the compensation of the directors for the last fiscal year other than Messrs. Knueppel and Gliebe who received no additional compensation for their service as directors.

DIRECTOR COMPENSATION FOR FISCAL 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Stephen Burt	$25,000	$96,645	$121,645
Christopher L. Doerr	$67,750	$122,720	$190,470
Thomas J. Fischer	$68,000	$122,720	$190,720
Dean A. Foate (Chair, Compensation and Human Resources Committee)	$67,500	$122,720	$190,220
G. Frederick Kasten, Jr. (Presiding Director)	$67,750	$122,720	$190,470
Curtis W. Stoelting (Chair, Audit Committee)	$70,250	$122,720	$192,970
Carol N. Skornicka (Chair, Corporate Governance and Director Affairs Committee)	$71,500	$122,720	$194,220
Rakesh Sachdev	$65,250	$122,720	$187,970

(1)
These amounts reflect the full grant date fair value of all stock awards granted during fiscal 2010, computed in accordance with FASB ASC Topic 718.  As of December 31, 2010, the outstanding number of option awards for Messrs. Burt, Doerr, Fischer, Foate, Kasten, Stoelting and Sachdev and Ms. Skornicka were 0, 23,000, 0, 14,000, 0, 13,000, 7,000 and 10,000, respectively.  Each Director other than Mr. Burt, who joined our Board in July 2010, was awarded 2,000 restricted stock units during 2010. Mr. Burt was awarded 1,500 restricted stock units in 2010.

Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the Board in the industry in which we operate.  The equity portion of director compensation is designed to align directors’ interests with shareholders’ interests. The non-employee directors are paid the following fees:

•	Annual retainer fee of $40,000 for each director.

•	Annual retainer fee of $16,000 for the chair of the audit committee, and an annual retainer fee of $6,000 for each of the other members of the audit committee.

•	Annual retainer fee of $15,000 for the chair of the compensation committee, and an annual retainer fee of $6,000 for each of the other members of the other committees.

•	Annual retainer fee of $11,000 for the chair of the governance committee, and an annual retainer fee of $6,000 for each of the other members of the other committees.

•	Annual retainer fee of $16,000 for the presiding director.

•	Each director receives a fee of $1,500 per day, plus expenses, for each Board meeting attended in person or $750 per day if attended telephonically.

•	Directors do not receive an additional fee, other than reimbursement for expenses, for committee meetings attended in person or telephonically.

Each individual non-employee director serving on the Board on April 26, 2010, the date of our 2010 annual shareholders meeting, was awarded 2,000 restricted stock units with an effective grant date of May 5, 2010, which was the beginning of the first open window period following the 2010 annual shareholders meeting. The restricted stock units had a grant date fair value of $61.36 per share as determined pursuant to FASB ASC Topic 718, which is equal to the closing market price of a share of our common stock on the date of grant.  The units remain subject to forfeiture for three years following the date of grant.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management.  Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended January 1, 2011.

This report of the Compensation and Human Resources Committee has been presented by the following named directors currently comprising the Committee: Dean A Foate (Chairperson), Christopher L. Doerr and Thomas J. Fischer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation and Human Resources Committee of the Board of Directors are Dean A Foate (Chairperson), Christopher L. Doerr and Thomas J. Fischer.  There are no interlocks among the Committee members and the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is currently comprised of four directors, each of whom is independent as defined in the NYSE’s listing standards and SEC rules.  The Audit Committee operates under a written charter adopted by the Board.

The Company’s management is responsible for the Company’s internal controls and the financial reporting process, including the system of internal controls.  The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States.  The Audit Committee’s responsibility is to monitor and oversee this process.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company with management and Deloitte & Touche LLP, the Company’s independent auditors.  The Audit Committee has discussed with Deloitte & Touche LLP matters required to be discussed by Statement on Auditing Standards No.  114, “The Auditor’s Communication with Those Charged with Governance.”

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.  The Audit Committee considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scopes and plans for their respective audits.  The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and overall quality of the Company’s financial reporting.

Based on the Audit Committee’s reviews and discussions with management, the internal auditors and the independent auditors referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 1, 2011 for filing with the SEC.

This report of the Audit Committee has been presented by the following named directors currently comprising the Committee: Curtis W. Stoelting (Chairperson), Stephen Burt, Thomas J. Fischer and Rakesh Sachdev.

PROPOSAL 2:  ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are seeking an advisory vote of our shareholders on the compensation of our named executive officers, as required by Section 14A of the Securities Exchange Act of 1934, as amended.  Our Board recommends that you vote in favor of a resolution approving the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the tables and narrative discussion contained in this Proxy Statement.  Since the vote is advisory in nature, the results will not be binding on our Board or our Compensation and Human Resources Committee.  However, if there is a significant vote against our executive compensation policies and procedures, our Board and our Compensation and Human Resources Committee will carefully evaluate whether any actions are necessary to address those concerns.

We have adopted what we believe to be a conservative approach to executive compensation. Our overall compensation philosophy is to offer the opportunity for our management team to earn competitive pay, with total compensation having a direct connection to our financial performance and the creation of shareholder value.  Executive compensation in 2010 aligned well with the objectives of our compensation philosophy and with our corporate performance, as our 2010 results represented record levels of net income and earnings per share.  A description of our executive compensation policies and procedures can be found in the section of this proxy titled “Executive Compensation.”  Those policies and procedures include:

•
We link compensation to corporate performance through the SVA Plan and equity-based awards to ensure that executives receive above-median compensation only if long-term value creation is generated for our shareholders.

•
The compensation of our named executive officers includes a significant portion—approximately 65% to 70%—that is “at risk” because the value of such compensation is determined based on the achievement of specified results.

•	We have adopted a policy eliminating tax gross-ups from all new change in control and termination agreements with our executive officers, including three such agreements entered into in 2010.

•
We have adopted a clawback policy requiring us to recoup incentive compensation paid to our executive officers on the basis of financial results that are subsequently subject to a material restatement.

•	We have eliminated or limited certain perquisites we formerly offered to executive officers.

•	We have no employment agreements with any of our named executive officers that provide severance benefits prior to a change in control of our company.

•	All of our change in control agreements contain “double trigger” provisions.

•	Our equity compensation plan does not permit repricing of stock options.

•	We periodically review our pay practices to ensure that they do not encourage excessive risk taking.

•	We do not guarantee salary increases or bonuses for our executive officers.

•	We adjust compensation as appropriate in challenging economic times.

OUR BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.  UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED “FOR” THE APPROVAL OF THE EXECUTIVE COMPENSATION POLICIES AND PROCEDURES.

PROPOSAL 3:  ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In addition to the advisory vote on the compensation of our named executive officers, as required by Section 14A of the Securities Exchange Act of 1934, as amended, we are also seeking an advisory vote from our shareholders on a resolution regarding the frequency with which we should provide shareholders with an advisory vote on the compensation of our named executive officers.  We are providing shareholders the option of selecting a frequency of every one, two or three years.  You may vote for any of these options, or abstain on the matter.

Our Board recommends that you vote for a frequency of every three years. Our Board believes a three-year period for holding this vote will promote the effective design and implementation of our executive compensation policies and procedures because it will provide our Board ample time to consider the results of the advisory vote and implement any desired changes to those policies and procedures.  Our Board also believes that a three-year period provides investors sufficient time to evaluate our short- and long-term executive compensation policies, particularly given the aspects of our executive compensation package, such as our long-term incentive equity awards, that vest over time.

Although the vote on the frequency of the advisory vote on the compensation of our named executive officers is also advisory and not binding on our Board or our Compensation and Human Resources Committee, our Board and our Compensation and Human Resources Committee intend to consider the results of this advisory vote in making a determination concerning the frequency of advisory shareholder votes on the compensation of our named executive officers.  In voting on this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, shareholders should be aware that they are not voting "for" or "against" our Board's recommendation to vote for a frequency of every three years for holding future advisory votes on the compensation of our named executive officers.  Rather, shareholders will be casting votes to recommend an advisory vote on the compensation of our named executive officers which may be every one, two or three years, or they may abstain entirely from voting on the proposal.

THE BOARD RECOMMENDS A VOTE TO CONDUCT AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY THREE YEARS.

PROPOSAL 4:  APPROVAL OF THE SHAREHOLDER VALUE ADDED (SVA) EXECUTIVE OFFICERS INCENTIVE COMPENSATION PLAN

General. The Board first adopted the Regal Beloit Corporation Shareholder Value Added (SVA) Executive Officers Incentive Compensation Plan (the “Plan”) in January 2006, and then revised the Plan in January 2011.  The Plan, as revised, is essentially identical to the Plan that was in effect for fiscal 2010 and which is described in our Proxy Statement on Schedule 14A filed with the SEC on March 24, 2006, except that the Plan was revised to clarify the treatment of assets, liabilities and earnings related to acquired businesses.  The Plan is applicable to our executives who are or are expected to be “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code, which, as of the date hereof, would include our Chief Executive Officer and other named executive officers.  We intend that, upon approval by the shareholders of the Plan, any amounts payable to “covered employees” under the Plan will be fully deductible by us under the provisions of Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Code limits the allowable deduction for compensation payable to the chief executive officer and each of the four other most highly compensated executive officers of a publicly held corporation (other than the Chief Financial Officer) to $1,000,000 per taxable year. However, some types of compensation, including qualified performance-based compensation, are exempted from this deduction limitation. The Plan is designed so that amounts awarded under it can qualify as qualified performance-based compensation for purposes of Section 162(m). Section 162(m) requires shareholder approval of the Plan to qualify for this exemption. If the Plan is not approved by our shareholders at the Annual Meeting, the Plan will not become effective. The following description of the material terms of the Plan is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Purpose. The purpose of the Plan is to provide a system of incentive compensation which will promote the maximization of shareholder value over the long term. The Plan will tie incentive compensation to shareholder value added (“SVA”) and thereby reward executive management for creating value and penalize executive management for diminishing value.

Administration. Full power and authority to interpret and administer this Plan is vested in the Compensation and Human Resources Committee.  The Committee may make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any participant under the Plan. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan will be final and binding upon all participants and any person claiming under or through them.

Eligibility. Our named executive officers and other selected employees are eligible to participate in the Plan.

Awards. The Plan provides participants with a bonus based upon the increase in SVA.  Under the Plan, SVA is equal to our net operating profit after tax (“NOPAT”), minus a charge for capital, which is calculated as the weighted cost of capital, multiplied by the net assets employed. Bonuses earned in any one year up to the target bonus value will be fully paid in cash following the end of that year. Bonuses earned above the target bonus value are deferred, with one-third of the deferred balance paid to the participant in cash after the end of each of the following three years.  The maximum amount payable under the Plan to any one participant may not exceed $3,000,000 in any year.

Employment Termination.  In the event a participant voluntarily terminates his or her employment, other than for retirement, death or disability, or if a participant’s employment is terminated for cause, then all of the participant’s unpaid deferred amounts will be forfeited.

 Amendment and Termination.  The Board, at its sole discretion upon the recommendation of the Committee, may amend, suspend or terminate the Plan at any time. No amendment, suspension or termination of the Plan will be effective to eliminate or diminish the right of a participant to any award for a year, unless the amendment, suspension or termination is made within the first ninety days of that year.

New Plan Benefits. There are currently six participants in the Plan, including our named executive officers. Because the amounts to be received under the Plan can only be determined based on the future performance, it is not possible to determine the benefits that would be received by the participants under the Plan.

In 2010, we had in place a similar SVA management incentive compensation plan in which our named executive officers participated. The table below shows the dollar amount of the award payments for the 2010 performance year made to the Plan participants under that similar plan.

Name and Principal Position	2010 Non-Equity Incentive Plan Compensation
Henry W. Knueppel	$1,837,500
Chairman and Chief Executive Officer

Charles A. Hinrichs	$143,000
Vice President and Chief Financial Officer

Mark J. Gliebe	$900,000
President and Chief Operating Officer

Terry R. Colvin	$208,000
Vice President, Corporate Human Resources
John Avampato	$188,800
Vice President, Chief Information Officer

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code, imposes a $1,000,000 limit on the amount that a public company may deduct for compensation paid to the Company’s Chief Executive Officer or any of the Company’s four other most highly compensated officers (other than the Chief Financial Officer) who are employed as of the end of the year.  This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).

PROPOSAL 5:  RATIFICATION OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2011

Deloitte & Touche LLP has served as our independent auditors since 2002.  The Audit Committee has selected Deloitte & Touche LLP as our independent auditors for 2011, and this selection is being presented to shareholders for ratification.  The Board recommends to the shareholders the ratification of the selection of Deloitte & Touche LLP to audit the financial statements of our company and our subsidiaries for 2011.  Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent auditors for 2011.

If, prior to the Annual Meeting, Deloitte & Touche LLP declines to act or its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent auditor whose engagement for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the Annual Meeting.  If the shareholders fail to ratify the appointment of Deloitte & Touche LLP, then the Audit Committee will consider it a direction to select another independent auditor for 2011.  Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent auditor at any time during the year if it believes that such a change would be in the best interests of our company and our shareholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement.

Independent Auditor Fees

During the fiscal years ended January 1, 2011 and January 2, 2010, we retained and paid Deloitte & Touche LLP to provide audit and/or other services.  The fees paid to Deloitte & Touche LLP for the years ended January 1, 2011, and January 2, 2010 were as follows:

Audit Fees.  Fees for audit services totaled $2,798,300 in 2010 and $2,149,800 in 2009.  Audit fees included fees and expenses associated with the annual audit, assessment of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally.

Audit-Related Fees.  Fees for audit-related services totaled $1,490,400 in 2010 and $217,500 in 2009.  Audit-related fees included fees for services in connection with acquisition related diligence projects, employee benefit audits and certain statutory filings.

Tax Fees.  Fees for tax services totaled $343,700 in 2010 and $470,900 in 2009.  Tax fees included fees for tax return preparation and reviews, tax consultations and tax advice and planning.

All Other Fees.  There were no such fees paid to Deloitte & Touche LLP in either 2010 or 2009.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis.  The Audit Committee approved 100% of the services described under the general categories of Audit-Related Fees and Tax Fees in 2010. The Audit Committee does not consider the provision of these non-audit services by the independent registered public accounting firm to be incompatible with maintaining auditor independence.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2011.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors to file reports of ownership and changes of ownership with the SEC.  The regulations of the SEC require the officers and directors to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms furnished to us, or written representations that no Form 5 was required to be filed, we believe that, during the fiscal year ended January 1, 2011, all of our directors and executive officers timely complied with the Section 16(a) filing requirements, with the exception of late Forms 4 filed by or on behalf of Messrs. Burt and Foate.

Delivery of Proxy Materials to Households

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report to shareholders and this proxy statement.  Upon oral or written request, we will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered.  Shareholders sharing an address may also request delivery of a single copy of the annual report or proxy statement if they are currently receiving multiple copies of such documents. Shareholders may notify the Company of their requests by calling or writing to Peter C. Underwood, Vice President, General Counsel and Secretary, Regal Beloit Corporation, 200 State Street, Beloit, Wisconsin 53511, telephone number: (608) 364-8800.

SHAREHOLDER PROPOSALS

Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) that are intended to be presented at the 2012 annual meeting of shareholders must be received by us no later than December 1, 2011 to be included in our proxy materials for that meeting.

Further, a shareholder who otherwise intends to present business at the 2012 annual meeting otherwise than pursuant to Rule 14a-8 (i.e., a proposal a shareholder intends to present at the 2012 annual meeting, but does not intend to have included in our proxy materials) must comply with the requirements set forth in the Company’s Bylaws. Among other things, to bring business before the 2012 annual meeting, a shareholder must give written notice thereof, complying with the Bylaws, to the Secretary of the Company not less than 45 days and not more than 70 days prior to the first anniversary of the date that this proxy statement was first mailed to shareholders. This proxy statement was first mailed to shareholders on March 30, 2011. Under the Bylaws, if we do not receive notice of a shareholder proposal submitted (otherwise than pursuant to Rule 14a-8) on or prior to February 14, 2012, then the notice will be considered untimely and we will not be required to present such proposal at the 2012 annual meeting.  If the Board nonetheless chooses to present such proposal at the 2012 annual meeting, then the persons named in proxies solicited by the Board for the 2012 annual meeting may exercise discretionary voting power with respect to such proposal.

By Order of the Board of Directors

REGAL BELOIT CORPORATION

Peter C. Underwood

Vice President, General Counsel and Secretary

We will furnish to any shareholder, without charge, a copy of our Annual Report on Form 10-K for 2010.  You may obtain a copy of the Form 10-K by writing to Peter C. Underwood, Vice President, General Counsel and Secretary, Regal Beloit Corporation, 200 State Street, Beloit, Wisconsin 53511 or on the Company’s website at www.regalbeloit.com.

Appendix A

REGAL BELOIT CORPORATION
SHAREHOLDER VALUE ADDED (SVA)
EXECUTIVE OFFICERS INCENTIVE COMPENSATION PLAN

ARTICLE I

Statement of Purpose

1.1
The purpose of the REGAL BELOIT CORPORATION Shareholder Value Added (SVA) Executive Officers Incentive Compensation Plan (the “Plan”) is to provide a system of incentive compensation, which will promote the maximization of shareholder value over the long term.  In order to align executive management incentives with shareholder interests, incentive compensation will reward the creation of value.  This Plan will tie incentive compensation to Shareholder Value Added (“SVA”) and, thereby, reward executive management for creating value and penalize management for diminishing value.

1.2
SVA is the performance measure of value creation.  SVA reflects the benefits and costs of capital employment.  Executive officers create value when they employ capital in an endeavor that generates a return that exceeds the cost of the capital employed.  By imputing the cost of capital upon the operating profits generated by the Company, SVA measures the total value created by executive management.

SVA = (Net Operating Profit After Tax - Capital Charge)

1.3
Each Participant has a prescribed target bonus.  The bonus earned in any one year is the result of multiplying the Actual Bonus Percentage times the Participant’s Target Bonus Value.  Bonuses earned in any one Fiscal Year up to the Target Bonus Value will be fully paid out shortly after the end of that Fiscal Year but in no event later than the March 15 after that Fiscal Year end.  Bonuses earned above the Target Bonus Value are deferred and paid out as described in Article IV below.

ARTICLE II

Definition of SVA and the Components of SVA

Unless the context provides a different meaning, the following terms shall have the following meanings.

2.1	“Participant” is defined as a REGAL BELOIT employee who serves as a Corporate Officer of the Company and is so designated by the Committee.

2.2
“Capital” is defined as the net investment employed in the operations of the Company, without giving effect to acquisitions of other companies or businesses until the first anniversary thereof.  The components of Capital are as follows:

               Accounts Receivable----at Gross Value
Plus:                      FIFO Inventory — Net of E&O Reserves
Plus:                      Other Current Assets
Plus:                      Net Property, Plant & Equipment

Plus:                      Goodwill
Plus:                      Other assets
Plus (Less):          Special Items (one-time) (1)
Less:                      Noninterest Bearing Current and Long-term Liabilities
Equals:                  Capital

(1)	Established within the first ninety (90) days of the Company’s Fiscal Year.

2.3
Each component of Capital will be measured by computing a thirteen fiscal month average beginning with the last fiscal month of the prior Fiscal Year and the twelve fiscal months of the current Fiscal Year.

2.4	“Cost of Capital” is defined as the weighted average of the after tax cost of debt and equity.

The Cost of Capital will be fixed for the year and reviewed annually, to determine if an adjustment shall be considered.  Any such adjustments will be made only if the fixed rate in use does not represent the reasonable long-term Cost of Capital for the Company and must be established for each Plan year within the first ninety (90) days of the Company’s Fiscal Year.

The methodology for the calculation of the Cost of Capital will be as reflected in Exhibit A.

Short-term debt is to be treated as long term for purposes of computing the cost of capital.

2.5	“Capital Charge” is defined as the opportunity cost of employing Capital in the Company. The Capital Charge is computed as follows:
Capital Charge = Capital x Cost of Capital

2.6	“Fiscal Year” or “Plan Year” shall correspond with the fiscal year utilized by the Company for financial reporting purposes.

2.7	“Net Operating Profit After Tax” or “NOPAT”
“NOPAT” is defined as the after tax earnings attributable to the capital employed by the Company for the year in question, and shall exclude the first year impact of acquisitions.  The components of NOPAT are as follows:

                    Income from Operations
Plus:                       Increase (Decrease) in Bad Debt and Warranty Reserves
Less:                      Other Expense (excluding interest)
Plus:                       Other Income
Plus (Less):            Approved Special Adjustments (1)
Equals:                    Net Operating Profit Before Tax
Less:                       Taxes (2)
Equals:                    Net Operating Profit After Tax

(1)
Adjustments to NOPAT for special items, if any, shall be established within the first ninety (90) days of the Company’s Fiscal Year by the Committee.  A few examples are: gains and losses on sales of land and buildings, gains and losses on sales of businesses.

(2)
The Corporate tax rate will vary as a percent of Net Operating Profit Before Tax on the actual effective book tax rate of the Company.  Adjustments for specific non-book tax items may be considered on a case by case basis and established within the first ninety (90) days of the Company’s Fiscal Year.

2.8	“Shareholder Value Added” or “SVA” is defined as the NOPAT that remains after subtracting the Capital Charge from NOPAT. SVA may be positive or negative.

ARTICLE III

Other Definitions and Computations

3.1	“Actual SVA” is defined as the SVA as calculated for the Company for the Fiscal Year in question.

3.2	“Target SVA” is defined as the level of SVA that is required in order for a Participant to receive the Target Bonus Value.

The Target SVA is set at the average of the sum of the prior Fiscal Year’s Target and Actual SVA plus an improvement factor.  The Target SVA is revised according to the following formula:

         (Prior Year’s                      + Prior Year’s)
Target SVA =                                (Actual SVA                           Target SVA)  + Expected improvement in SVA
        2

“Expected Improvement in SVA” is defined as the improvement in SVA established by the Committee within the first ninety (90) days of the Company’s fiscal year.  It may be in the form of a specified dollar amount or a percentage of the prior year’s actual SVA.  The improvement factor may be changed annually, as determined by the Committee within the first ninety (90) days of the Company’s Fiscal Year.

3.3	“Target Bonus Value” is defined as the “Target Bonus Percentage” times a Participant’s Base Pay.

3.4	“Target Bonus Percentage” is determined for each Participant by the Committee within the first ninety (90) days of the Company’s Fiscal Year.

3.5
“Actual Bonus Value” is defined as the bonus earned by a Participant and is computed as the Actual Bonus Percentage times a Participant’s Target Bonus Value.  A portion of the Actual Bonus Value may be placed in the Participant’s Deferred Account. See Article IV Deferred Account.

3.6	“Actual Bonus Percentage” is determined by multiplying the Target Bonus Percentage by the Bonus Performance Value.

3.7	“Bonus Performance Value” is defined as the difference between the Actual SVA and the Target SVA divided by the Leverage Factor, plus 1.0.

[SVA - Target SVA]    + 1
Bonus Performance Value =               [Leverage Factor]

3.8	“Leverage Factor” is the negative (positive) deviation from Target SVA necessary before a zero (two times Target) bonus is earned.

3.9	“Base Pay” is defined as the annual salary of a Participant as of the date specified by the Committee within the first ninety (90) days of the Company’s fiscal year.

3.10	“Maximum Bonus” is defined as 200% of Target Bonus Value. A Participant cannot earn an Actual Bonus Value in any year more than twice his/her Target Bonus Value.

3.11	“Minimum Bonus” means zero bonus. A Participant may earn an Actual Bonus Value of zero (-0-), but the Actual Bonus Value cannot be negative.

ARTICLE IV

Description of Deferred Accounts

4.1
Establishment of a Deferred Account. To serve as an incentive for Participants to remain employed by the Company, amounts above the Target Bonus Value shall be credited to the Plan Participant’s deferred account (“Deferred Account”).

4.2	“Deferred Account” is defined as, with respect to each Participant, an unfunded account to which amounts are credited, or debited (paid out), under the Plan.

4.3
Payment: Subject to the conditions in Article V, any amounts earned above the Target Bonus Value are paid in three equal amounts in each of the three calendar years following the year in which such deferred amount was earned; thus, the first payment is made in the first calendar year that begins after the Fiscal Year in which the deferred amount was earned, the second payment is made in the second calendar year that begins after the Fiscal Year in which the deferred amount was earned, and the third payment is made in the third calendar year that begins after the Fiscal Year in which the deferred amount was earned.

4.4	No interest will be earned or paid on amounts in the Participant’s Deferred Account.

ARTICLE V

Plan Participation and Terminations

5.1
Eligibility.  The Compensation and Human Resources Committee of the Board of Directors (the “Committee”) will have sole discretion in determining who shall participate in the Plan. Employees designated for Plan participation by the Committee shall be members of executive management. In order for a Participant to receive or be credited with his or her Actual Bonus Value for a Plan Year, the Participant must have (i) remained employed by the Company or an affiliate through the last day of such Plan Year, (ii) retired from the Company within the meaning of Section 5.2 during the Plan Year, (iii) suffered a disability as defined in the

Company’s long-term disability plan during the Plan Year, or (iv) died during the Plan Year.  A Participant whose employment is terminated involuntarily without Cause after June 30 of any Fiscal Year will be entitled to a prorata Actual Bonus Value for the Fiscal Year in which his/her employment so ends, payable as soon as practical after the end of that Fiscal Year but in no event later than March 15 following that Fiscal Year end; provided that if such prorata amount exceeds the Target Bonus Value, such excess shall be credited to the Participant’s Deferred Account and paid in accordance with Section 5.4.  In all other cases of termination of employment prior to the last day of the Fiscal Year, a Participant shall not be entitled to any Actual Bonus Value for such Plan Year. In the case of items (ii), (iii) and (iv), the Actual Bonus Value will be prorated for the portion of the Fiscal Year worked and will be paid as soon as practical after the end of that Fiscal Year but in no event later than March 15 following that Fiscal Year end; provided that if such prorata amount exceeds the Target Bonus Value, such excess shall be credited to the Participant’s Deferred Account and paid in accordance with Section 5.2, 4.3 or 5.5, as applicable.

5.2
Retirement.  A Participant who retires from the Company in accordance with Company retirement programs shall be eligible to receive the balance of his/her Deferred Account. Such payment shall be made on the first day of the seventh (7th) month immediately following the month in which his or her Separation from Service occurs.

5.3
Disability.  A Participant who suffers a disability, while in the Company’s employ, (as defined in Section 5.10) shall receive the balance of his/her Deferred Account. Such payment shall be made as soon as practical, but not more than 90 days, after the date the Participant has suffered a Disability.

5.4
Involuntary Termination Without Cause.  A Participant who is terminated without Cause shall receive the balance in his/her Deferred Account.  Such payment shall be made on the first day of the seventh (7th) month immediately following the month in which his or her Separation from Service occurs.

5.5
Death.  In the case of a Participant who dies, such Participant’s estate shall receive the balance in his/her Deferred Account.  Such payment shall be made as soon as practical, but not more than 90 days, after the Participant’s death.

5.6
Voluntary Termination.  In the event that a Participant voluntarily terminates employment with the Company, the right of the Participant to the balance in, and any payments from, his/her Deferred Account shall be forfeited.

5.7	Termination for Cause. In the event of termination of employment for Cause, the right of the Participant to his/her Deferred Account shall be declared forfeited. “Cause” shall mean:

(1)	any act or acts of the Participant constituting a felony under the laws of the United States, any state thereof or any foreign jurisdiction;

(2)
any material breach by the Participant of any employment agreement with the Company or the policies of the Company or the willful and persistent (after written notice to the Participant) failure or refusal of the Participant to comply with any lawful directives of the Board;

(3)	a course of conduct amounting to gross negligence or willful misconduct; or

(4)	any misappropriation of property of the Company by the Participant or any misappropriation of a corporate or business opportunity of the Company by the Participant.

5.8
Breach of Agreement.   Notwithstanding any other provision of the Plan or any other agreement, in the event that a Participant shall breach any noncompetition agreement with the Company or breach any agreement with respect to the postemployment conduct of such Participant, any remaining payment otherwise due to the Participant hereunder shall be forfeited.

5.9
No Guarantee.  Other than as provided in this Plan document, (i) participation in the Plan provides no guarantee that a payment under the Plan will be paid; (ii) selection as a Participant is no guarantee that payments under the Plan will be paid; or, (iii) that selection as a Participant will be made in the subsequent Fiscal Year.

5.10	Definitions. For purposes of the payment provisions, the following definitions apply:

i.           “Affiliate” means each entity that is required to be aggregated with the Company pursuant to Code Section 414(b) or (c); provided that for purposes of determining if a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

ii.           “Code” means the Internal Revenue Code of 1986, as amended.

iii.           “Disability” means either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

iv.            “Separation from Service” means a Participant’s termination of employment from the Company and all Affiliates within the meaning of Code Section 409A, including the following rules:

(1)           If a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to the Participant’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of six months or more, and such impairment causes the Participant to be unable to perform the duties of his position with the Company or an Affiliate or a substantially similar position of employment, then the leave period may be extended for up to a total of 29 months.

(2)           A Participant shall be presumed to incur a Separation from Service when the level of bona fide services provided by the Participant to the Company and its Affiliates permanently decreases to a level of twenty percent (20%) or less of the level of services rendered by such individual, on average, during the immediately preceding 36 months.

(3)           A Participant shall be presumed to not incur a Separation from Service when the level of bona fide services provided by the Participant to the Company and its Affiliates continues at a rate that is at least fifty percent (50%) of the level of services rendered by such individual, on average, during the immediately preceding 36 months.

ARTICLE VI

General Provisions

6.1
Withholding of Taxes.  The Company shall have the right to withhold the amount of taxes, which in the determination of the Company, is required to be withheld under available law with respect to any amount due or paid under the Plan.

6.2	Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

6.3
No Prior Right or Offer.  Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.

6.4
Claims for Benefits. In the event a Participant desires to make a claim with respect to any of the benefits provided hereunder, the Participant shall submit evidence satisfactory to the Committee of facts establishing his entitlement to a payment under the Plan. Any claim with respect to any of the benefits provided under the Plan shall be made in writing within ninety (90) days of the event which the Participant asserts entitles him to benefits. Failure by the Participant to submit his claim within such ninety (90) day period shall bar the Participant from any subsequent claim for benefits under the Plan.

6.5
Denial of Claim.  In the event that a claim which is made by a Participant is wholly or partially denied, the Participant will receive from the Committee a written explanation of the reason for denial and the Participant or his/her duly authorized representative may appeal the denial of the claim to the Committee at any time within ninety (90) days after the receipt by the Participant of written notice from the Committee of the denial of the claim; provided that to avoid penalties under Code Section 409A, the Participant’s appeal must be filed no later than 180 days after the latest date the payment that is in dispute could have been timely paid pursuant to Code Section 409A. In connection therewith, the Participant or his/her duly authorized representative may request a review of the denied claim; may review pertinent documents; and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of a request for review, shall furnish the Participant with a decision on review in writing, including the specific reasons for the decision as well as specific reference to the pertinent provisions of the Plan upon which the decision is based.   In reaching its decision, the Committee shall have complete discretionary authority to determine all questions arising in the interpretation and administration of the Plan, and to construe the terms of the Plan, including any doubtful or disputed terms, and the eligibility of a Participant for benefits.

6.6
Action Taken in Good Faith; Indemnification.  The Committee may employ attorneys, consultants, accountants or other advisors and the Company’s directors and officers shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested parties. No member of the Committee, nor any officer, director, employee or representative of the Company, or any of its affiliates acting on behalf of or in conjunction with the Committee, shall be personally liable for any action, determination, or interpretation, whether of commission or omission, taken or made with respect to the Plan, except in circumstances involving actual bad faith or willful misconduct. In addition to such other rights of indemnification as they may have as members of the Board, as members of the Committee or as officers or employees of the Company, all members of the Committee and any officer, employee or representative of the Company or any of its subsidiaries acting on their behalf shall be fully indemnified and protected by the Company with respect to any such action, determination or interpretation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred, in connection with the defense of any civil or criminal action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the establishment and administration of the Plan or an award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding. Expenses (including attorney’s fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company if such person claiming indemnification is entitled to be indemnified as provided in this Section.

6.7
Rights Personal to Participant.  Any rights provided to a Participant under the Plan shall be personal to such Participant, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during his/her lifetime, only by such Participant.

6.8
Distribution of Deferred Accounts Upon Termination of the Plan. Upon termination of the Plan, to the extent permitted by and in accordance with Code Section 409A, the Committee may provide that the Deferred Account of each Participant shall be distributed as soon as practicable.

ARTICLE VII

Limitation

7.1
No Continued Employment.  Nothing contained herein shall provide any Participant with any right to continued employment or in any way abridge the rights of the Company and its Participants to determine the terms and conditions of employment and whether to terminate employment of any Participant.

7.2
No Vested Rights.  Except as otherwise provided herein, no Participant or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution or any right, title, or vested interest in any amounts in his/her Deferred Account and no Officer of the Company or any other person shall have any authority to make representations or agreements to the contrary. No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant’s creditors. The right of the Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company and the Participant shall have no rights in or against any specific assets of the Company as the result of participation hereunder.

7.3
Not Part of Other Benefits.  The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes no obligation to Plan Participants except as specified herein. This is a complete statement, along with any Exhibits, Schedules and Appendices attached hereto, of the terms and conditions of the Plan.

7.4	Other Plans. Nothing contained herein shall limit the Company or the Committee’s power to grant bonuses to the Officers of the Company, whether or not Participants in this Plan.

7.5
Limitations.  Neither the establishment of the Plan nor the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any Participant with or without cause at any time.

7.6
Unfunded Plan.  This Plan is unfunded and is maintained by the Company in part to provide incentive compensation to the Participants. Nothing herein shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant.

ARTICLE VIII

Authority

8.1
Compensation and Human Resources Committee Authority.  Except as otherwise expressly provided herein, full power and authority to interpret and administer this Plan shall be vested in the Compensation and Human Resources Committee. The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through them.

ARTICLE IX

Notice

9.1	Any notice to be given pursuant to the provisions of the Plan shall be in writing and directed to the appropriate recipient thereof at his/her business address or office location.

ARTICLE X

Effective Date

10.1	This Plan shall be effective as of January 1, 2006 subject to receipt of Shareholder approval.

ARTICLE XI

Amendments

11.1
Amendment.  This Plan may be  suspended or terminated at any time or amended in accordance with the terms and conditions hereof at the sole discretion of the Board of Directors upon the recommendation of the Committee. Any action which suspends the bonus accruals for more than twelve months shall be deemed a termination of the Plan.

11.2
Protected Benefits.  No amendment, suspension or termination of the Plan shall be effective to eliminate or diminish the entitlement of a Participant to any award for an applicable year, unless such amendment, suspension or termination has been made and dated within ninety (90) days of the beginning of such Fiscal Year.

11.3	Notice. Notice of any amendment, suspension or termination shall be given promptly to each Participant.

ARTICLE XII

Applicable Law

12.1
This Plan shall be construed in accordance with the laws of the State of Wisconsin without reference to conflict of law principles thereof and to the extent not preempted by Federal law.  Portions of this Plan are intended to be a deferred compensation plan that complies with Code Section 409A, and the Plan shall be construed and interpreted in a manner that will cause any payment hereunder that is not exempt from Code Section 409A to meet the requirements thereof such that no additional tax will be due under Code Section 409A on such payment.

Exhibit A

Calculation of the Cost of Capital

Inputs Variables

Risk Free Rate =	Average Daily closing yield on U.S. Government 30 Year. Bonds or similar long-term instruments if a U.S. Government 30 Year Bond yield is not available.

Market Risk Premium, Beta, Target Long-Term Debt/Capital Ratio, Cost of Debt Capital and Long-term Marginal Tax Rate are to be evaluated periodically in conjunction with any other such plan variables by the Committee within ninety (90) days of the beginning of each Fiscal Year.

Formula

Cost of Equity Capital = Risk Free Rate + (Beta x Market Risk Premium)

Weighted Average Cost of Capital = [Cost of Equity Capital x (1 - Debt/Capital Ratio) + [ Cost of Debt x (Debt/Capital Ratio) x (1 - Marginal Tax Rate)

VOTE BY INTERNET - www.proxyvote.com
REGAL BELOIT CORPORATION 200 STATE STREET BELOIT, WI 53511
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting  date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent  to receiving all future proxy statements,  proxy cards and  annual  reports  electronically via e-mail or the  Internet.  To  sign up  for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted,  indicate that you agree to receive or access proxy materials electronically in future  years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

REGAL BELOIT CORPORATION
The Board of Directors recommends a vote FOR all director nominees listed below and FOR Proposals 2, 4 and 5 and 3 Years for Proposal 3.

Election of Directors									For	Against	Abstain
1	The election of: (for terms expiring in 2014, except Stephen M. Burt, whose term would expire in 2012):		For	Against	Abstain		4	Approval of the Company’s Shareholder Value Added (SVA) Executive Officers Incentive Compensation Plan	□	□	□
	1a.	Stephen M. Burt	□	□	□				For	Against	Abstain
	1b. 1c. 1d.	Thomas J. Fischer Rakesh Sachdev Carol N. Skornicka	□ □ □	□ □ □	□ □ □		5	To ratify the selection of Deloitte & Touche LLP as the independent auditors for the Company for the year ending December 31, 2001	□	□	□

Vote On Other Proposal			For	Against	Abstain
2	Advisory vote on the compensation of the Company’s name executive officers		□	□	□

The Board of Directors recommends you vote for three years			1 Year	2 Years	3 Years	Abstain
3	Advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers		□	□	□	□		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

	For address changes and/or comments, please check this box and write them on the back where indicated					□

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD.  When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. IF a partnership, please sign in partnership name by authorized person.

Signature (PLEASE SIGN WITHIN BOX)			Date				Signature (Joint Owners)			Date

REGAL  BELOIT CORPORATION

Dear Shareholder:

You are cordially invited to attend  the Regal Beloit Corporation  Annual Meeting of Shareholders  to be held at 9:00 A.M. Central Daylight Time on Monday, May 2, 2011, at the Company's  headquarters, 200 State Street, Beloit, WI 53511. The accompanying Notice of Annual Meeting and Proxy Statement contain  detailed  information  as to the formal business to be transacted  at the meeting.

Whether or not you plan to attend  the meeting, it is important  that these shares be voted. Accordingly, please complete,  sign and date the proxy card attached  below and return it in the enclosed postage- paid envelope. In the alternative, you have the option to vote these shares by the Internet or telephone as indicated  on the reverse side or by attending  the meeting  and voting in person.

Sincerely,

REGAL  BELOIT CORPORATION

Important   Notice   Regarding   the  Availability   of Proxy  Materials   for  the  Annual  Meeting:
The Notice and Proxy Statement  and Annual Report are available  at www.proxydocs.com/rbc.

                                                                                                    PROXY
                                      REGAL BELOIT CORPORATION

                           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 2, 2011
                      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned  hereby appoints  Henry W. Knueppel and Peter C. Underwood  or either of them  as Proxies, each with the power  to appoint  his substitute,   and  hereby  authorizes  them  to  represent   and  to  vote,  as  designated   on  the  reverse  side,  all shares  of  common   stock  of REGAL  BELOIT CORPORATION    (the  "Company")   held  of  record  by the  undersigned   as  of  the  close  of  business  on  March  10,  2011  at the  Annual  Meeting  of  Shareholders  to  be  held  on  May 2,  2011,  at  9:00  A.M. Central  Daylight Time, at  the  Company's   headquarters,
200 State Street, Beloit, WI 53511,  or any adjournment  or postponement   thereof.

Regal Beloit Retirement Savings Plan Participants: If you are a participant in the Regal Beloit Retirement Savings Plan (the "Plan"), this proxy card also entitles you to direct Wells Fargo Bank, N.A., as trustee of the Plan, how to vote shares of Regal Beloit Corporation  common stock credited to your account as of March 31, 2011.

This Proxy, when  properly  executed,   will be voted  in the manner directed  herein by the undersigned   shareholder.  IF NO DIRECTION IS MADE, THIS PROXY WILL  BE VOTED "FOR" ALL  DIRECTOR   NOMINEES LISTED  IN ITEM 1,  "FOR" THE  PROPOSALS IN ITEMS 2, 4 AND 5 AND THREE YEARS FOR PROPOSAL 3. THE PROXIES ARE AUTHORIZED IN THEIR DISCRETION  TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

Please mark, sign, date and return this card promptly using the enclosed envelope.

Address Change/Comments:

(If you noted any address change/comments above, please mark corresponding box on reverse side.)
SEE REVERSE SIDE	SEE REVERSE SIDE
Continued and to be signed on Reverse Side